Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

DHC ACQUISITION CORP,

GLORY MERGER SUBSIDIARY CORP.

and

WITH PURPOSE, INC.

Dated as of July 25, 2022

i

(continued)

(continued)

(continued)

EXHIBIT A	Form of Acquiror Certificate of Incorporation Upon Domestication
EXHIBIT B	Form of Acquiror Bylaws Upon Domestication
EXHIBIT C	Form of Stockholder Support Agreement
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E	Form of Lock-Up Agreement
EXHIBIT F	Form of Sponsor Agreement
EXHIBIT G	Form of Amended and Restated Acquiror Certificate of Incorporation
EXHIBIT H	Form of Written Consent
EXHIBIT I	Form of Marketing Agreement
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Sponsor Designees
SCHEDULE D	Company Designees

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of July 25, 2022 (this “Agreement”), is entered into by and among DHC Acquisition Corp, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Glory Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and With Purpose, Inc., a Delaware corporation (the “Company”).

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the purpose of the Merger (as defined below);

WHEREAS, prior to (but no later than the day preceding) the Closing Date (as defined below), and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Ordinary Shares (as defined below) shall convert automatically, on a one-for-one basis, into one share of Acquiror Class A Common Stock (after its domestication as a corporation incorporated in the State of Delaware); (ii) each then issued and outstanding share of Acquiror Founders Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Acquiror Founders Class B Common Stock (after its domestication as a corporation incorporated in the State of Delaware); (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (“Cayman Acquiror Unit”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Acquiror Class A Common Stock and one-third of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror and (ii) Acquiror will change its name to “GloriFi, Inc.”;

WHEREAS, upon the effectiveness of the Amended and Restated Acquiror Certificate of Incorporation, each share of Acquiror Founders Class B Common Stock will automatically convert into Acquiror Class A Common Stock (the “Founders Stock Conversion”);

WHEREAS, the parties intend (a) that, for U.S. federal and applicable state income Tax purposes (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of

Section 368(a)(1)(F) of the Code, (ii) the Founders Stock Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (iii) the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (this clause (a)(iii) the “Tax-Free Reorganization”, and together with (a)(i) and (a)(ii), the “Intended Tax Treatment”), (b) for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and (c) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger) and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has unanimously (a) determined that this Agreement and the Transactions (including the Merger and the Domestication) are in the best interests of Acquiror, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Transactions (including the Merger), and directed that this Agreement and the Transactions (including the Merger and the Domestication), be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Transactions (including the Merger) and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, it is anticipated that, within twenty-four (24) hours after the execution and delivery of this Agreement, the Key Company Stockholders (as defined herein), as Company Stockholders holding shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval, will enter into a Stockholder Support Agreement with the Company and Acquiror in substantially the form attached as Exhibit C hereto (the “Stockholder Support Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth therein, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Acquiror, certain shareholders of Acquiror and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”);

WHEREAS, Acquiror, its officers and directors, and DHC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), are parties to that certain Letter Agreement, dated March 4, 2021, as amended by the Sponsor Agreement (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of Acquiror Founders Stock in favor of this Agreement, the Merger, and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, certain stockholders of the Company have entered into a lock-up agreement in the form attached hereto as Exhibit E (the “Lock-Up Agreement”), pursuant to which each of such stockholders has agreed, subject to certain exceptions, to not transfer the shares of Acquiror Common Stock held by it for a period of six months following the Closing Date (as defined herein);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor is entering into a Sponsor Agreement (the “Sponsor Agreement”), substantially in the form attached hereto as Exhibit F, pursuant to which the Sponsor has agreed effective upon the Closing to, among other things, waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents or any other anti-dilution or similar protection with respect to the Acquiror Common Stock, in each case, as more specifically set forth in the Sponsor Agreement; and

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the amounts, and on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01    Certain Definitions. For purposes of this Agreement:

“Acquiror Cash” means, as of the date or time of determination: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any); plus (b) all cash proceeds (excluding any Restricted Cash) received by Acquiror after the date hereof and at, prior to or immediately after the Effective Time from the issuance of Acquiror Class A Ordinary Shares, Acquiror Class A Common Stock or Acquiror Units to Sponsor, any Backstop Investors or any other investors (including third parties) at a purchase price of not less than $10.00 per share or per unit, or otherwise in connection with any Backstop Financing in accordance with Section 7.24; plus (c) the aggregate commitment amounts pursuant to any Equity Financing Facilities, provided that the form of any such Equity Financing Facility is reasonably acceptable to the Company, acting in good faith, entered into by Acquiror at or prior to the Closing; provided, that any Equity Financing Facility on terms substantially similar to the terms set forth in the “Post-Business Combination Equity Facility” summary of indicative terms provided to the Company on July 19, 2022 shall be deemed to be reasonably acceptable to the Company, minus (d) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any.

“Acquiror Charter” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Acquiror, dated March 1, 2021 (the “Acquiror Articles of Association”), (b) from and immediately after the Domestication until the effectiveness of the Amended and Restated Acquiror Certificate of Incorporation, the Acquiror Certificate of Incorporation and (c) from and immediately after the effectiveness of the Amended and Restated Acquiror Certificate of, the Amended and Restated Acquiror Certificate of Incorporation.

“Acquiror Class A Common Stock” means, after the Domestication, the Class A common stock of Acquiror, par value, $0.0001 per share.

“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Common Stock” means (a) from and immediately after the Domestication until the effectiveness of the Amended and Restated Acquiror Certificate of Incorporation, the Class B common stock of Acquiror, par value, $0.0001 per share, which shall have the right to one (1) vote per share (“Acquiror Founders Class B Common Stock”) and (b) from and immediately after the effectiveness of the Amended and Restated Acquiror Certificate of Incorporation, the Class B common stock of Acquiror, par value, $0.0001 per share, which shall have the right to five (5) votes per share.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and the Acquiror Founders Stock and (b) after the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Founders Stock” means, prior to the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in which Acquiror operates, or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by Acquiror, or such other changes or events, in each case, which (A) the Company has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to references to “Acquiror Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or, (vii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Minimum Cash” means an amount equal to $30,000,000.

“Acquiror Organizational Documents” means the Acquiror Charter, the Trust Agreement of Acquiror and, after the Domestication, the Acquiror Bylaws, in each case as amended, modified or supplemented from time to time.

“Acquiror Transaction Costs” means, to the extent incurred prior to or at the Closing and without duplication of any Company Transaction Costs: (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Acquiror or Merger Sub (to the extent Acquiror or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers or the SEC in connection with the evaluation, negotiation, preparation, execution or consummation of Acquiror’s initial public offering or any business combination transaction, including the Transactions; (b) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred by Acquiror or Merger Sub in the ordinary course of business and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions; (c) the cash portion of any loan payable to the Sponsor (or its Affiliates) by Acquiror outstanding as of the date hereof or incurred by Acquiror from Sponsor (or its Affiliates) after the date hereof prior to the Closing; and (d) the cost of the Acquiror Tail Policy.

“Acquiror Units” means one share of Acquiror Class A Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant Agreement” means that certain warrant agreement dated March 1, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means warrants to purchase one-third of a share of Acquiror Class A Common Stock as contemplated under the Acquiror Warrant Agreement, exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50 per whole share.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Option Exercise Price” means the aggregate exercise price of all outstanding Company Options (whether vested or unvested) as of immediately prior to the Effective Time (determined for each such Company Option by multiplying the exercise price of such Company Option by the total number of shares of Company Class A Common Stock subject to such Company Option).

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Sponsor Agreement, and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. federal Bank Secrecy Act, 31 USC § 5311 et seq., and its implementing regulations at 31 CFR Chapter X; the U.S. Money Laundering Control Act of 1986, as amended; and any anti-racketeering Laws involving money laundering or bribery as a racketeering act.

“Base Case Model” means a computer model shown in the file labeled “Project Glory_Base Case Model_07.21.2022” delivered by the Company to Acquiror as of the date of this Agreement, showing an assumed calculation of “Company Outstanding Shares”.

“Business Combination” has the meaning ascribed to such term in the Acquiror Charter.

“Business Data” means all sensitive or confidential business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems in the conduct of the business of the Company or any Company Subsidiaries or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in Dallas, TX or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are not required or authorized to close; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all computer hardware (whether general or special purpose), integrated Software (whether installed on premises or provided via the cloud or “as a service”) and databases, electronic data processors, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, in each case that are owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary in the conduct of the business of the Company or any Company Subsidiaries as currently conducted, in each case to the extent subject to the Company’s or a Company Subsidiary’s administrative and operational control.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Acquiror (or any successor to Acquiror), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Acquiror Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Acquiror or any parent company of Acquiror issued in exchange for Acquiror Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Acquiror Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Change in Control” or (b) a sale or disposition of all or substantially all of the assets of Acquiror (or any successor to Acquiror) and its Subsidiaries on a consolidated basis.

“Closing Model” means the Base Case Model updated to reflect certain information set forth therein as of the immediately prior to the Effective Time, including (a) the number of shares of Company Stock (including all shares issued in connection with the Conversion) of each class of Company Stock, (b) the number and class of shares of Company Stock subject to outstanding Company Options, (c) the number and class of shares of Company Stock subject to outstanding Company Restricted Stock Units and (d) all other Company Outstanding Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company dated December 3, 2021, as the same may be amended, supplemented or modified from time to time.

“Company Class A Common Stock” means the shares of the Company’s Class A Common Stock, par value $0.0001 per share, including Company Restricted Stock.

“Company Class B Common Stock” means the shares of the Company’s Class B Common Stock, par value $0.0001 per share.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Notes” means, collectively, any convertible promissory notes issued by the Company in connection with the Pre-Closing Equity Financings in accordance with Section 7.23.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the financial services or insurance industries or markets in with the Company and the Company Subsidiaries operate or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, which (A) Acquiror has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or, (viii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the financial services industry.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) $10.00.

“Company Options” means all incentive stock options or nonstatutory stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means, as of any given time, the sum of the number of shares of Company capital stock, interests or participations in, or other equivalents in respect of Company Capital Stock on a fully diluted basis, calculated to include the conversion, exchange or exercise of all debt, securities or other equity interests of the Company that are convertible into, exchangeable for or exercisable for shares Company Common Stock, including without duplication: (a) the number of shares of Company Class A Common Stock (including the number of shares of Company Class A Common Stock issuable upon the Conversion), (b) the number of shares of Company Class B Common Stock, (c) the number of shares of Company Common Stock issuable upon the conversion of or exchange of Company Preferred Stock, (d) the number of shares of Company Common Stock issuable upon the conversion of any Company Convertible Notes, warrants or other convertible securities, (e) the number of shares of Company Class A Common Stock subject to Company Options and (f) the number of shares of Company Stock subject to Company Restricted Stock Units. A sample calculation of the Company Outstanding Shares is reflected in the Base Case Model, which the parties agree is intended to be used for illustrative purposes only.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.0001 per share.

“Company Restricted Stock” means each unvested share of Company Class A Common Stock held by employees of the Company or its Subsidiaries that are issued and outstanding as of immediately prior to the Effective Time.

“Company Restricted Stock Units” means all restricted stock units entitling recipients to shares of Company Common Stock under the Company Stock Plan or otherwise.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the With Purpose, Inc. 2022 Omnibus Incentive Plan.

“Company Stockholder Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of December 3, 2021, by and among the Company and the parties named therein, as amended by Amendment No. 1 thereto dated as of April 5, 2022, and as it may be further amended, restated and modified in accordance with its terms and the terms of this Agreement.

“Company Stockholder Approval” means the affirmative vote of (a) the holders of two-thirds of the outstanding shares of Company Class B Common Stock, voting together as a separate class, and (b) the holders of two-thirds of the outstanding shares of Company capital stock, with the Company Class A Common Stock and Company Class B Common Stock voting together as a separate class.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means, to the extent incurred prior to or at the Closing in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (including the costs associated with the consummation of any Pre-Closing Equity Financings), without duplication of any Acquiror Transaction Costs, the sum of all outstanding deferred, unpaid or contingent transaction, deal, brokerage, financial, accounting or legal advisory, auditor or any similar fees, commissions or expenses owed by the Company or any of its Subsidiaries (to the extent the Company or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and the cost of the Company Tail Policy.

“Company Valuation” means the sum of $1,573,000,000, plus the Aggregate Company Option Exercise Price, if any.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or any Company Subsidiary that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary, in each case that either (i) the Company or any Company Subsidiary is bound to keep confidential or (ii) with respect to clause (a), the Company or any Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Earnout Period” means the time period between the Closing Date and the seven year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of a share of Company Stock, vested Company Options or vested Company Restricted Stock Units as of immediately prior to the Effective Time (after taking into account the Conversion) ); provided that the holders of Company Restricted Stock shall be subject to the restrictions in Section 3.03(b) with respect to Exchanged Restricted Stock.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether subject to ERISA or not.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Financing Milestone” means the consummation of one or more Pre-Closing Equity Financings after the date hereof resulting in the Company’s receipt upon such consummation of unencumbered net cash proceeds (excluding any Restricted Cash) following the payment of all the Company’s expenses related thereto of at least $60,000,000.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio: (a) the Company Merger Shares divided by (b) the Company Outstanding Shares outstanding as of immediately prior to the Effective Time.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the representations and warranties of the Company as set forth in Article IV hereof (as qualified by the Company Disclosure Schedule) or the certificate delivered by the Company to Acquiror pursuant to Section 8.02(c), or (b) Acquiror or Merger Sub with respect to representations and warranties of Acquiror and

Merger Sub set forth in Article V hereof or the certificate delivered by Acquiror to the Company pursuant to Section 8.02(c) (as qualified by Acquiror Disclosure Schedule); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the party hereto sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such party to deceive and mislead the other party hereto.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (c) copyrights in works of authorship, and moral rights associated therewith, and registrations and applications for registration of the foregoing, (d) trade secret rights, rights in know-how and statutory and sui generis database rights, (e) rights in Internet domain names, (f) any other similar intellectual property rights existing under the applicable laws of any jurisdiction, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A, and in the case of Acquiror, the actual knowledge of Christopher Gaertner and Thomas Morgan, Jr.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law, ordinance, code, decree, order, administrative interpretation, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Money Transmission Laws” means the Anti-Money Laundering Laws and U.S. state laws regulating and requiring licensing for nonbank money transmission services.

“Nasdaq” means the Nasdaq Capital Market.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is generally considered “free software” or “open source software” or meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet delinquent, or that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) under Company-Owned IP, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that are not material to the Company or any Company Subsidiary and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest or otherwise imposed on or affecting such superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information in the possession, care, custody or control of the Company or any Company Subsidiary (or a third party on or on behalf of the Company or any Company Subsidiary), which relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address, identification number, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual and (ii) any information that constitutes “personal information,” “personal data,” “personally identifiable information” under any applicable Law, and any other definition for any similar term provided by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing privacy, data protection, or information security with respect to the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, including, to the extent applicable, the following Laws: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the cross-border transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies, call or electronic monitoring or recording or the placement, transition, or initiation of any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion) held by such Eligible Company Equityholder, plus (B) the number of shares of Company Class A Common Stock subject to Company Options held by such Eligible Company Equityholder as of immediately prior to the Effective Time that are vested as of immediately prior to the Effective Time, plus (C) the number of shares of Company Stock subject to Company Restricted Stock Units held by such Eligible Company Equityholder as of immediately prior to the Effective Time to the extent vested as of immediately prior to the Effective Time by (ii) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after taking into account the Conversion), plus (B) the number of shares of Company Class A Common Stock subject to Company Options outstanding as of immediately prior to the Effective Time that are vested as of immediately prior to the Effective Time, plus (D) the total number of shares of Company Stock subject to Company Restricted Stock Units outstanding as of immediately prior to the Effective Time to the extent vested as of immediately prior to the Effective Time.

“Products” mean any products or services, developed, manufactured, performed, provided, out-licensed, sold, leased, licensed, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including products or services which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof, (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof or (iii) intends to sell or otherwise make commercially available within 18 months after the date of this Agreement.

“Redemption Rights” means the redemption rights provided for in Article VIII of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Authority or, in the case of domain names, with an ICANN-accredited registrar.

“Restricted Cash” means all cash deposits, cash in reserve accounts, cash escrow accounts, cash collateralizing any obligation, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely withdraw, transfer or use such cash for any lawful purpose, including any clawback, redemption, escrow or similar encumbrance or restriction; provided, however, Cash shall not be considered Restricted Cash hereunder to the extent such Cash is required to be used to fund Acquiror Transaction Costs or Company Transaction Costs in accordance with the terms of this Agreement or any Ancillary Agreement.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) including those goods or services that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract or otherwise by operation of law.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Total Earnout Shares Amount” means 40,000,000 Earnout Shares, as adjusted pursuant to Section 3.02(e) and Section 3.03.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the closing sale price of one share of Acquiror Class A Common Stock quoted on the Nasdaq (or the exchange on which the shares of Acquiror Class A Common Stock are then listed) is greater than or equal to $15.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the closing sale price of one share of Acquiror Class A Common Stock quoted on the Nasdaq (or the exchange on which the shares of Acquiror Class A Common Stock are then listed) is greater than or equal to $17.50 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the closing sale price of one share of Acquiror Class A Common Stock quoted on the Nasdaq (or the exchange on which the shares of Acquiror Class A Common Stock are then listed) is greater than or equal to $20.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror in connection with its due diligence investigation of the Company relating to the Transactions.

“Willful Breach” means, with respect to any agreement, a knowing and intentional material breach by a party of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	§ 4.07(a)
Acquiror	Preamble
Acquiror Alternative Transaction	§ 7.01(d)
Acquiror Balance Sheet Date	§ 5.08(d)
Acquiror Board	Recitals
Acquiror Bylaws	§ 2.01(a)
Acquiror Certificate of Incorporation	§ 2.01(a)
Acquiror Change in Recommendation	§ 7.04(a)
Acquiror Closing Statement	§ 3.04(a)
Acquiror Disclosure Schedule	§ Article V
Acquiror General Meeting	§ 7.02(b)
Acquiror Interested Party Transaction	§ 5.17
Acquiror Maximum Annual Premium	§ 7.06(e)
Acquiror Preferred Stock	§ 5.03(a)
Acquiror Proposals	§ 7.02(b)
Acquiror Recommendation	§ 7.04(a)
Acquiror SEC Reports	§ 5.07(a)
Acquiror Tail Policy	§ 7.06(e)
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.01(a)
Alternative Transaction Structure	§ 7.13(b)
Amended and Restated Acquiror Certificate of Incorporation	§ 2.01(b)
Antitrust Laws	§ 7.11(a)
Audited Financial Statements	§ 4.07(b)
Backstop Financing	§ 7.25
Backstop Financing Documents	§ 7.25
Backstop Investors	§ 7.25
Blue Sky Laws	§ 4.05(b)
Book Entries	§ 3.02(b)
Burdensome Condition	§ 7.22(b)
Cayman Acquiror Unit	Recitals
Cayman Acquiror Warrant	Recitals
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	§ 7.03(b)
Company Class A Per Share Merger Consideration	§ 3.01(b)(i)
Company Class B Per Share Merger Consideration,	§ 3.01(b)(ii)
Company Closing Statement	§ 3.04(b)
Company D&O Insurance	§ 7.06(c)

Defined Term	Location of Definition
Company Designees	§ 7.15
Company Disclosure Schedule	§ Article IV
Company Interested Party Transaction	§ 4.22(a)
Company Maximum Annual Premium	§ 7.06(d)
Company Permit	§ 4.06(a)
Company Recommendation	Recitals
Company Registered Intellectual Property	§ 4.14(a)
Company Tail Policy	§ 7.06(d)
Confidentiality Agreement	§ 7.05(b)
Consent Solicitation Statement	§ 7.02(b)
Contracting Parties	§ 10.11
Contributor Agreements	§ 4.14(g)
Contributors	§ 4.14(g)
Conversion	§ 3.01(a)
Data Security Requirements	§ 4.14(m)
DGCL	Recitals
DHCA	§ 5.16
DHCAU	§ 5.16
DHCAW	§ 5.16
Domesticated Acquiror Unit	Recitals
Domesticated Acquiror Warrant	Recitals
Domestication	Recitals
Earnout Escrow Account	§ 3.03(a)
Earnout Escrow Agent	§ 3.03(a)
Earnout Escrow Agreement	§ 3.03(a)
Earnout Shares	§ 3.03(a)
economic interest in any person	§ 4.22(a)
Effective Time	§ 2.02(a)
EIP Initial Share Reserve	§ 7.02(b)
Environmental Permits	§ 4.16
Equity Financing Facility	§ 7.25
ERISA Affiliate	§ 4.10(c)
ESPP	§ 7.02(b)
ESPP Initial Share Reserve	§ 7.02(b)
ESPP Proposal	§ 7.02(b)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(c)
Exchanged Restricted Stock	§ 3.01(b)(i)
Exchanged Restricted Stock Unit	§ 3.01(d)(ii)
Expense Reimbursement Amount	§ 9.03
Financial Statements	§ 4.07(b)
First Merger	§ 7.13(b)
Form A Statement	§ 7.22(b)
Founders Stock Conversion	Recitals
Go-forward D&O Insurance	§ 7.06(c)
Governmental Authority	§ 4.05(b)
group health plan	§ 4.10(k)

Defined Term	Location of Definition
Health Plan	§ 4.10(k)
Intended Tax Treatment	Recitals
Interim Company RSU Grant	§ 6.01(b)(xii)
IRS	§ 4.10(b)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter Agreement	Recitals
Lock-Up Agreement	Recitals
Marketing Agreement	§ 8.02(f)
Material Contracts	§ 4.17(a)
Material Customers	§ 4.18
Material Suppliers	§ 4.18
Merger	Recitals
Merger Materials	§ 7.02(b)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Merger Sub II	§ 7.13(b)
Nonparty Affiliates	§ 10.11
Omnibus Incentive Plan	§ 7.02(b)
Omnibus Incentive Plan Proposal	§ 7.02(b)
Outside Date	§ 9.01(b)
Per Share Merger Consideration	§ 3.01(b)(ii)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Pre-Closing Equity Financing	§ 7.24
Pre-Closing Equity Financing Documents	§ 7.24
Pre-Closing Equity Financing Investors	§ 7.24
Proxy Statement	§ 7.02(b)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.02(b)
Release Notice	§ 3.03(b)
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Required Acquiror Proposals	§ 7.02(b)
Required Company Permits	§ 7.21
Requisite Company Stockholder Approval	§ 7.02(b)
SEC	Article V
SEC Statement	Article V
Second Merger	§ 7.13(b)
Securities Act	§ 4.05(b)
Side Letter Agreements	§ 4.22(b)
single employer	§ 4.10(c)
Sponsor	Recitals
Sponsor Agreement	Recitals
Sponsor Designees	§ 7.15
Stockholder Support Agreement	Recitals
Support Agreement Failure	§ 7.02(a)

Defined Term	Location of Definition
Surviving Corporation	§ 2.01(c)
Surviving Entity	§ 7.13(b)
Tax-Free Reorganization	Recitals
Terminating Acquiror Breach	§ 9.01(g)
Terminating Company Breach	§ 9.01(f)
Transaction Litigation	§ 7.20
Transfer Taxes	§ 7.13(f)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Interim Financial Statements	§ 4.07(a)
Withholding Amount	§ 3.03(c)
Written Consent	§ 7.03(a)
Written Consent Failure	§ 7.03(a)

1.03    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available,” “provided to,” “furnished to” and phrases of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to the date hereof.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)    When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01    Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a)    Domestication. Prior to the Closing Date, Acquiror shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Companies Act, including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Acquiror Certificate of Incorporation (as defined below), completing and making all filings required to be made with the Cayman Registrar to effect the Domestication and obtaining a certificate of de-registration from the Cayman Registrar. In connection with (and as part of) the Domestication, Acquiror shall cause (i) each share of Acquiror Class A Ordinary Shares that is issued and outstanding immediately prior to the Domestication to be converted into one share of Acquiror Class A Common Stock, each share of Acquiror Founders Stock that is issued and outstanding immediately prior to the Domestication to be converted into one share of Acquiror Founders Class B Common Stock, each Cayman Acquiror Warrant that is issued and outstanding immediately prior to the Domestication shall convert automatically into one Domesticated Acquiror Warrant and each Cayman Acquiror Unit shall convert automatically into one Domesticated Acquiror Unit, with each Domesticated Acquiror Unit representing one share of Acquiror Class A Common Stock and one-third of one Domesticated Acquiror Warrant, (ii) the Acquiror Organizational Documents to become the certificate of incorporation, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company, the “Acquiror Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit B (with such changes as may be agreed in writing by Acquiror and the Company, the “Acquiror Bylaws”) and (iii) Acquiror’s name to be changed to “GloriFi, Inc.”, provided that if such name is not available in Delaware or Acquiror is otherwise unable to change its name to “GloriFi, Inc.” in Delaware, it shall cause its name to be changed to such other name mutually agreed to by Acquiror and the Company. Acquiror shall effect the Domestication in compliance with all applicable Law and in a manner so as to properly effectuate the purposes of this Agreement. Acquiror and its Representatives shall give the Company the opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

(b)    Acquiror Amended and Restated Certificate of Incorporation. On the Closing Date, prior to the Effective Time, Acquiror shall file an amended and restated certificate of incorporation of Acquiror with the Delaware Secretary of State, substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by Acquiror and the Company, the “Amended and Restated Acquiror Certificate of Incorporation”).

(c)    Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, following the Domestication and at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02    Effective Time; Closing.

(a)    As promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)    Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(c)    For the avoidance of doubt, the Closing and Effective Time shall occur after the completion of the Domestication.

2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL.

(b)    At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

2.05    Directors and Officers.

(a)    The parties will take all requisite action such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of the Company immediately prior to the Closing, unless otherwise agreed in writing by Acquiror and the Company prior to the Closing, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)    The parties shall cause the individuals nominated for election in accordance with Section 7.15 to comprise the Acquiror Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Acquiror Organizational Documents and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01    Conversion of Securities.

(a)    Prior to the Effective Time, the Company Convertible Notes shall be automatically converted into shares of Company Class A Common Stock pursuant to the terms of the Company Convertible Notes at the conversion rate as of immediately prior to the Effective Time as calculated pursuant to the Company Convertible Notes (the “Conversion”). Prior the Effective Time, the Company shall take all actions necessary to effect the Conversion, and the Conversion shall be consummated immediately prior to the Effective Time. After the Conversion, the Company Convertible Notes shall no longer be outstanding and shall cease to exist, and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such Company Convertible Notes.

(b)    At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and the Conversion), by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(i)    each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Class A Common Stock resulting from the Conversion) shall be canceled and converted into the right to receive (A) the number of shares of Acquiror Class A Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Company Class A Per Share Merger Consideration”); provided, however, that each share of Company Restricted Stock shall be converted into shares of Acquiror Class A Common Stock as described above (“Exchanged Restricted Stock”), and each such Exchanged Restricted Stock shall continue to be governed by the same vesting and forfeiture terms and conditions as were applicable to the corresponding Company Restricted Stock immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions;

(ii)    each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (A) the number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest, (collectively, the “Company Class B Per Share Merger Consideration,” and together with the Company Class A Per Share Merger Consideration, the “Per Share Merger Consideration”);

(iii)    all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iv)    each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c)    Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be converted into (i)

an option to purchase a number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole number) (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Class A Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (ii) in the case of Company Options that are vested as of immediately prior to the Effective Time, the contingent right to receive the Earnout Shares in accordance with Section 3.03; provided, however, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole number and exercise prices will be rounded up to the nearest whole cent). Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided under the Company Stock Plan, in any award agreement or in such Company Option by reason of the Merger); provided, that Exchanged Options resulting from the conversion of Company Options issued under the Company Stock Plan shall be exercisable only if, when and to the extent vested.

(d)    Company Restricted Stock Units.

(i)    Effective as of immediately prior to, but subject to the occurrence of, the Effective Time, each Company Restricted Stock Unit that is outstanding and vested as of the Effective Time (including any Company Restricted Stock Unit that vests as of the Effective Time) shall be cancelled and terminated and each holder thereof shall receive in respect of such cancelled Company Restricted Stock Unit (A) an aggregate number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share of Acquiror Class A Common Stock) equal to the aggregate number of shares of Company Class A Common Stock subject to such holder’s vested Company Restricted Stock Unit multiplied by the Exchange Ratio and (B) the contingent right to receive the Earnout Shares in accordance with Section 3.03.

(ii)    Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time shall be converted into a restricted stock unit that provides for payment upon vesting of shares of Acquiror Class A Common Stock (rounded down to the nearest whole number) (such restricted stock unit, an “Exchanged Restricted Stock Unit”) equal to (A) the number of shares of Company Class A Common Stock subject to such unvested Company Restricted Stock Unit immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock Units shall continue to be governed by the same terms and conditions (including vesting and payment conditions) as were applicable to the corresponding former Company Restricted Stock Unit immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Merger or any related transactions.

(e)    At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock and Company Restricted Stock pursuant to Section 3.01(b), the treatment of the Company Options pursuant to Section 3.01(c) and the treatment of the Company Restricted Stock Units pursuant to Section 3.01(d).

3.02    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. As promptly as practicable after the date hereof, the Company shall deliver to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01, instructions for use in effecting the surrender of the Certificates. Within two Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03 (with Earnout Shares being delivered to the Earnout Escrow Agent), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 and Section 3.03 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01 and Section 3.03 (with Earnout Shares being delivered to the Earnout Escrow Agent unless otherwise eligible for release in accordance with Section 3.03). Notwithstanding the foregoing, holders of book entry shares of Company Stock not evidenced by certificates (“Book Entries”) shall not be required to surrender any Certificates or other documents in order to receive the applicable Per Share Merger Consideration payable in respect of such shares, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in respect of all Book Entries within two Business Days following the Closing Date (with Earnout Shares being delivered to the Earnout Escrow Agent).

(c)    Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Acquiror shall pay or cause to be paid to the holder of the shares of Acquiror Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Acquiror Common Stock; provided, however, any dividends or other distributions with respect to Earnout Shares shall be subject to the provisions of Section 3.03.

(d)    No Further Rights. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e)    Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock, the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit Acquiror or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g)    No Liability. None of the Exchange Agent, Acquiror or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a)) for any Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Acquiror and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Convertible Notes described in Section 3.01(a)) or other payee, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law; provided, that if the Company, the Surviving Corporation, Merger Sub, Acquiror or the Exchange Agent determines that any payment to a holder of Company Stock hereunder is subject to deduction or withholding, then the Company, the Surviving Corporation, and Acquiror shall expend commercially reasonable efforts upon reasonable request from a holder of Company Stock to cooperate in providing any information and documentation in the Company’s, the Surviving Corporation’s or Acquiror’s possession that may be necessary to enable the holder of Company Stock to obtain an exemption, refund, credit or other recovery of such withheld tax. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j)    Fractional Shares. No certificates or scrip or shares representing fractional shares of Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. In lieu of any fractional share of Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Acquiror Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03    Earnout.

(a)    At the Closing, and as additional consideration for the Merger and the other Transactions, Acquiror shall issue or cause to be issued in the name of each Eligible Company Equityholder its, his or her Pro Rata Share of a number of shares of Acquiror Class A Common Stock equal to the Total Earnout Shares Amount (the “Earnout Shares”) and, in accordance with actual or deemed written instructions from the Eligible Company Equityholders, Acquiror shall deposit or cause to be deposited such shares at an account (the “Earnout Escrow Account”) with an escrow agent reasonably selected by Acquiror (the “Earnout Escrow Agent”) in accordance with an escrow agreement in form and substance reasonably acceptable to Acquiror and the Company, to be entered into on the Closing Date by and among Acquiror, the Company and the Earnout Escrow Agent (the “Earnout Escrow Agreement”). The parties hereto agree that the Eligible Company Equityholders shall be treated as the owner of the Earnout Shares for so long as they are in the Earnout Escrow Account for income Tax purposes, and shall file all Tax Returns consistent with such treatment.

(b)     Promptly upon the occurrence of any Triggering Event, Acquiror shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth the specific release instructions with respect thereto (including the number of Earnout Shares to be released to each Eligible Company Equityholder). No Eligible Company Equityholder shall, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares until the date on which the relevant Triggering Event has occurred as described in Section 3.03(f) and such shares have been released to the Eligible Company Equityholders. Any Earnout Shares not eligible to be released from the Earnout Escrow Account in accordance with the terms of Section 3.03(f) on or before the last day of the Earnout Period shall immediately thereafter be forfeited to Acquiror and canceled and the Eligible Company Equityholders shall not have any rights with respect thereto. Effective as of the Closing, each Eligible Company Equityholder shall have the right to vote each of its Earnout Shares until such Earnout Shares are forfeited as if the Eligible Company Equityholder was the owner of record of such Earnout Shares. Notwithstanding the forgoing, to the extent any holder of Exchanged Restricted Stock is entitled to Earnout Shares pursuant to this Section 3.03(b), such Earnout Shares shall only be issued to such holder, if at all, on the later of (i) the date the Earnout Shares are issued to the Eligible Company Equityholders, or (ii) the vesting of such Exchanged Restricted Stock in accordance with its terms. For the avoidance of doubt, in the event Exchanged Restricted Stock is forfeited without vesting prior to the occurrence of a Triggering Event, such Exchanged Restricted Stock will not be entitled to Earnout Shares with respect to such Triggering Event.

(c)    Until Earnout Shares have been released or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Eligible Company Equityholders if the Earnout Shares had been released prior to the record date for such dividends or distributions shall be delivered by Acquiror to the Earnout Escrow Agent for the benefit of the Eligible Company Equityholders with respect to the Earnout Shares (the “Withholding Amount”). If any securities of Acquiror or any other person are included in the Withholding Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withholding Amount, whether by way of stock splits or otherwise, shall be delivered to the Earnout Escrow Agent and included in the “Withholding Amount”, and will be released to the Eligible Company Equityholders upon the release of the corresponding securities. If and when the Earnout Shares are released in accordance with this Section 3.03, the Earnout Escrow Agent shall release to each Eligible Company Equityholder its Pro Rata Share of the aggregate amount of the Withholding Amount attributable to such Earnout Shares that have been released and, if applicable, shall continue to withhold any remaining Withholding Amount that is attributable to such Earnout Shares that have not yet been released until such Earnout Shares are released, in which case such remaining Withholding Amount shall be released to the Eligible Company Equityholders based on their respective Pro Rata Shares. If all or any portion of the Earnout Shares are forfeited to Acquiror in accordance with this Section 3.03, then the portion of the Withholding Amount attributable to the portion of the Earnout Shares that have been forfeited to Acquiror shall be automatically forfeited to Acquiror without consideration and with no further action required of any person.

(d)    The Earnout Shares shall be released and delivered from the Earnout Escrow Account and distributed to or on behalf of the Eligible Company Equityholders upon receipt of the applicable Release Notice by the Earnout Escrow Agent as follows:

(i)    Upon the occurrence of Triggering Event I, a one-time release of one-half of the Total Earnout Shares Amount;

(ii)    Upon the occurrence of Triggering Event II, a one-time release of one-fourth of the Total Earnout Shares Amount; and

(iii)    Upon the occurrence of Triggering Event III, a one-time release of one-fourth of the Total Earnout Shares Amount.

(e)    For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than the Total Earnout Shares Amount.

(f)    The Total Earnout Shares Amount and the Acquiror Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for (i) stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Class A Common Stock occurring on or after the Closing (other than the conversion of the Acquiror Founders Class B Stock into Acquiror Class A Common Stock prior to the Closing) and (ii) as described in the final sentence of this clause (f). To the extent any Exchanged Restricted Stock or Exchanged Restricted Stock Unit is forfeited on or after the Closing, the Total Earnout Shares Amount shall be increased by one Earnout Share for each share of Acquiror Class A Common Stock underlying such forfeited Exchanged Restricted Stock or Exchanged Restricted Stock Unit, and Acquiror shall deposit or cause to be deposited such additional shares into the Earnout Escrow Account. Such additional shares of Acquiror Class A Common Stock deposited in the Earnout Escrow Account shall be made from the authorized but unissued shares of Acquiror Class A Common Stock and shall otherwise be treated as Earnout Shares for all purposes, including under the terms of Earnout Escrow Account.

(g)    If, during the Earnout Period, there is a Change in Control that results in the holders of Acquiror Class A Common Stock receiving a per share price equal to or in excess of the price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, then immediately prior to the consummation of such Change in Control: (i) any such Triggering Event with a price target less than the per share price received by holders of Acquiror Class A Common Stock that has not previously occurred shall be deemed to have occurred and Acquiror shall cause the Earnout Escrow Agent to release the applicable Earnout Shares with respect to a Triggering Event with a price target less than the per share price received by holders of Acquiror Class A Common Stock to any to the Eligible Company Equityholders; and (ii) all other Triggering Events shall be deemed to have not occurred and all Earnout Shares that would have been released from the Earnout Escrow Account to the Eligible Company Equityholders if such other Triggering Events had occurred shall immediately thereafter be forfeited to Acquiror and canceled and the Eligible Company Equityholders shall not have any rights with respect thereto.

(h)    The issuance of Earnout Shares shall be treated as an adjustment to the total consideration paid pursuant to the Merger by the parties for Tax purposes, unless otherwise required by applicable Law.

3.04    Payment of Acquiror Transaction Costs; Closing Statement.

(a)    No later than two Business Days prior to the Closing and in any event not earlier than the time that holders of Acquiror Common Stock may no longer elect to redeem their shares in accordance with the Redemption Rights, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth in good faith: (i) the amount of estimated unpaid Acquiror Transaction Costs as of the Closing and all relevant supporting documentation used by Acquiror in calculating such amounts reasonably requested by the Company, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with the corresponding invoices; (ii) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any); plus all other cash and cash equivalents of Acquiror; (iii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents; and (iv) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (A) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Acquiror’s or its Representatives’ possession or control in connection with the Company’s review of the Acquiror Closing Statement and (B) consider in good faith any comments to the Acquiror Closing Statement provided by the Company, which comments the Company shall deliver to Acquiror no later than one Business Day prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines are reasonably necessary or appropriate given such comments. At the Closing, Acquiror shall pay or cause to be paid (including by the Surviving Corporation or any of its Subsidiaries) by wire transfer of immediately available funds (including out of Acquiror Cash and cash available at the Surviving Corporation or any of its Subsidiaries) all Acquiror Transaction Costs and Company Transaction Costs set forth on the Acquiror Closing Statement and Company Closing Statement, respectively, that remain unpaid as of such time.

(b)    No later than two Business Days prior to the Closing and in any event not earlier than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror a statement (the “Company Closing Statement”) setting forth in good faith: (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of Company Options, Company Restricted Stock Units and Company Convertible Notes the information set forth on Section 4.03(b) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Acquiror, and the Closing Model and (ii) the amount of estimated unpaid Company Transaction Costs as of the Closing and all relevant supporting documentation used by the Company in calculating such amounts reasonably requested by Acquiror, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with the corresponding invoices. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) use reasonable best efforts to cooperate with and provide Acquiror and its Representatives all information reasonably requested by Acquiror or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Acquiror’s review of the Company Closing Statement and (ii) consider in good faith any comments to the Company Closing Statement provided by Acquiror, which comments Acquiror shall deliver to the Company no later than one Business Day prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

3.05    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book Entries representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06    Appraisal and Dissenters’ Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)    Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all proceedings and negotiations with respect to demands for appraisal under the DGCL. Except with the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

4.01    Organization and Qualification; Subsidiaries.

(a)    The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock or other equity securities of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02    Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Acquiror a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents, each as amended, are in full force and effect. Neither the Company nor any Subsidiary of the Company is in violation in any material respect of the provisions of its certificate of incorporation, bylaws, operating agreement, limited liability company agreement or similar governing documents.

4.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 18,500,000 shares of Company Common Stock, consisting of (i) 11,000,000 shares of Company Class A Common Stock and (ii) 7,500,000 shares of Company Class B Common Stock; and 1,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 6,213,594 shares of Company Class A Common Stock are issued and outstanding, 233,919 of which are Company Restricted Stock, (ii) 7,499,750 shares of Company Class B Common Stock are issued and outstanding, (iii) no shares of Company Preferred Stock are issued and outstanding, (iv) no shares of Company Stock are held in the treasury of the Company, (v) 1,510,950 shares of Company Class A Common Stock are reserved for outstanding Company Restricted Stock Units granted pursuant to the Company Stock Plan, (vi) 439,050 shares of Company Class A Common Stock are reserved for future issuance of Company Restricted Stock Units pursuant to the Company Stock Plan, and (vii) 1,577,287 shares of Company Class A Common Stock are reserved for future issuance pursuant to the conversion of the Company Convertible Notes. Section 4.03(a) of the Company Disclosure Schedule sets forth the following information with respect to Company Restricted Stock outstanding as of the date of this Agreement: (i) the name of the holder of the Company Restricted Stock; (ii) the number of shares of Company Restricted Stock; (iii) the date on which such share of Company Restricted Stock was granted; and (iv) the vesting schedule of such Company Restricted Stock.

(b)    Section 4.03(b)-1 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Class A Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (vi) the vesting schedule of such Company Option. All Company Options were issued pursuant to the Company Stock Plan or an individual award agreement made available to Acquiror. The Company has made available to Acquiror accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. Except as would not reasonably be expected to result in material liability to the Company, no Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Class A Common Stock as of the date such Company Option was granted. All shares of Company Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03(b)-2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Restricted Stock Unit outstanding as of the date of this Agreement: (i) the name of the holder of the Company Restricted Stock Unit, (ii) the number of shares of Company Class A Common Stock subject to such Company Restricted Stock Unit; (iii) the date on which such Company Restricted Stock Unit was granted; (iv) the date on which such Company Restricted Stock Unit expires; and (v) the vesting schedule of such Company Restricted Stock Unit. All Company Restricted Stock Units were issued pursuant to the Company Stock Plan. The Company has made available to Acquiror accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Restricted Stock Units that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Restricted Stock Units. All shares of Company Class A Common Stock subject to issuance upon the vesting of any Company Restricted Stock Unit, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03(b)-3 of the Company Disclosure Schedule sets forth the following information with respect to each Company Convertible Note outstanding as of the date of this Agreement: (i) the name of the holder of the Company Convertible Note; (ii) the principal amount and rate of interest of such Company Convertible Note; (iii) the number of shares of Company Class A Common Stock into which such Company Convertible Note will be converted as of immediately prior to the Effective Time; and (iv) the maturity date of such Company Convertible Note. All Company Convertible Notes will convert into shares of Company Class A Common Stock as of immediately prior to the Effective Time in accordance with their terms. After the Conversion, all of the Company Convertible Notes shall no longer be outstanding and shall cease to exist, and each previous holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such Company Convertible Notes (other than the right to receive the shares of Company Class A Common Stock issuable pursuant to the Conversion with respect thereto). The Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

(c)    Other than (i) the Company Options set forth on Section 4.03(b)-1 of the Company Disclosure Schedule, (ii) the Company Restricted Stock Units set forth on Section 4.03(b)-2 of the

Company Disclosure Schedule, and (iii) Company Restricted Stock Units issued following the execution of this Agreement in accordance with Section 6.01(b), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Other than the Company Restricted Stock Units described in clauses (ii) and (iii) of this Section 4.03(c) and the Company Restricted Stock set forth in Section 4.03(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except for, and as set forth in, the Company Stockholder Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting of the Company Stock or any of the equity interests or other securities of the Company.

(d)    There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)    (i) Except as provided for in the applicable award agreements made available to Acquiror, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Options or Company Restricted Stock Units as a result of the Transactions, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company Convertible Notes and all outstanding shares of capital stock or other equity securities of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f)    Each outstanding share of capital stock or other equity security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or security is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

4.04    Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, with respect to clauses (ii) and (iii), have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(c)    No dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06    Permits; Compliance.

(a)    Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties in all respects and to carry on its business in all respects (each, a “Company Permit”) as it is now being conducted, except where the failure to do so, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary. No suspension, limitation, adverse modification or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Company Permit. Neither the Company nor any of the Company Subsidiaries have been notified or presently has any reason to believe that any Company Permit will not be renewed in the ordinary course of business upon its expiration. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, in the case of clauses (a) and (b) have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b)    Section 4.06(b)-1 of the Company Disclosure Schedule sets forth a list of all of the Company Permits that the Company or any Company Subsidiary currently holds, and each other franchise, grant, authorization, licenses, permit, registration, easement, variance, exception, consent, certificate, charter, approval, and order of any Governmental Authority that the Company or any Company Subsidiary has applied for as of the date of this Agreement but not yet obtained, or is otherwise in the process of obtaining or plans to obtain as of the date of this Agreement. Section 4.06(b)-2 of the Company Disclosure Schedule sets forth a list of all the Company Permits required to operate the business of the Company and the Company Subsidiaries as currently conducted.

4.07    Financial Statements.

(a)    Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2022 (such balance sheet, the “2022 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three months then ended (collectively, the “Unaudited Interim Financial Statements”).

(b)    Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each year then ended, audited in accordance with the auditing standards of the PCAOB and complying in all material respects with the applicable requirements of the SEC, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder (the “Audited Financial Statements”, and collectively with the Unaudited Interim Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(c)    Except as and to the extent set forth on the 2022 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2022 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(d)    Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)    To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.08    Absence of Certain Changes or Events. Since December 31, 2021 and on and prior to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) or licensed any Company-Owned IP other than non-exclusive licenses (or sublicenses) of Company-Owned IP to customers or service providers in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

4.09    Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, except for any Action that, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter,

consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or individual consultant and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, but without regard to materiality, the “Plans”).

(b)    With respect to each material Plan, the Company has made available to Acquiror, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan.

(c)    None of the Plans is or was, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation (whether contingent or otherwise) under or with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)    Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to material separation pay, severance, termination or similar benefits to any person as a result of any Transaction contemplated by this Agreement (whether alone or in combination with any other event), nor will any such transaction (whether alone or in combination with any other event) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(e)    None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f)    Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, each Plan is and has been within in compliance, in all respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and the ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)    There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, there have been no acts or omissions by the Company or to the knowledge of the Company, any ERISA Affiliate, that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i)    All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(j)    Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and each ERISA Affiliate have each complied in all respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)    Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and, except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any such material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)    Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11    Labor and Employment Matters.

(a)    No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are no, and there have never been, any union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(b)    There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees. No allegations of discrimination, harassment, or retaliation have been made against any executive, officer, or director of the Company or any Company Subsidiary and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct made by or against an employee, contractor, director, officer or other representative of the Company or any Company Subsidiary.

(c)    Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been at all times in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. All employees of the Company and the Company Subsidiaries are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law. The Company’s relationships with all individuals who act as contractors or other service providers to the Company or its Subsidiaries can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12    Real Property; Title to Assets.

(a)    The Company does not own any real property.

(b)    Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses such Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror. To the knowledge of the Company, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)    Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and any Company Subsidiary. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those conditions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

4.13    Company Assets. Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased or licensed assets, valid leasehold, subleasehold or licensed interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.14    Intellectual Property.

(a)    Section 4.14(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all Registered Intellectual Property constituting Company-Owned IP (the “Company Registered Intellectual Property”) (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction or registrar). The Company Registered Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule has not expired, lapsed, or been cancelled or abandoned, and is not subject to any pending or threatened opposition, cancellation, interference, or similar proceeding, other than during prosecution with relevant Governmental Authority in the ordinary course of business. All necessary registrations, filings, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made (subject to permissible extensions).

(b)    Section 4.14(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all contracts, licenses or agreements that grant the right to use any Company-Licensed IP that is material to the business of the Company or any Company Subsidiary, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, (C) Open Source licenses, or (D) other nonexclusive licenses that are merely incidental to, and not a primary purpose of, a contract, license, or agreement; and

(c)    The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person any Company IP that is (or was at the time of assignment or transfer) material to the Company and the Company Subsidiaries, taken as a whole.

(d)    The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license or other permission, all Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable. There are not, and there will not be after the Closing, any restrictions on the right of the Company, any Company Subsidiary or the Surviving Corporation to use, modify, transfer or license any Company-Owned IP.

(e)    The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP rights, including the secrecy, confidentiality and value of its trade secrets, source code and other material Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any material Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(f)    There have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (ii) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights or rights of publicity of other persons (including any unsolicited demands to license, or notices that the Company or any Company Subsidiary requires a license to, any Intellectual Property rights from any other person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate any Intellectual Property rights of any Person in or to any Intellectual Property or any rights of publicity. To the Company’s Knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(g)    All persons who have contributed to, developed or conceived any material Company-Owned IP (“Contributors”) have executed written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons (1) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to such Company-Owned IP and (2) agreed to maintain the Company or the applicable Company Subsidiary’s confidential information (the “Contributor Agreements”) or the Company or a Company Subsidiary owns such Company-Owned IP by operation of law. Neither the Company nor any Company Subsidiary is, and to the Knowledge of the Company, no other party to any such Contributor Agreement is, in material breach of any such Contributor Agreement.

(h)    At no time was the creation, conception, or reduction to practice of any Company IP by any Contributor, the Company, or any Subsidiary conducted: (i) utilizing funding under any grants from any Governmental Authority or educational institution, (ii) as research sponsored by any Governmental Authority or educational institution, (iii) utilizing the facilities of any Governmental

Authority or educational institution, or (iv) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person that would adversely affect the Company’s or any Company Subsidiary’s ownership rights in any such Company IP. To the Company’s Knowledge, it is not necessary for the operation of the Company business to utilize any Intellectual Property rights of any Contributor developed, invented, or made prior to such Contributor’s employment, except for any such Intellectual Property rights that have previously been assigned or irrevocably and perpetually licensed to the Company or any Company Subsidiary. No current or former employee, consultant, or contractor of the Company or any Company Subsidiary has asserted, and no Person or has, any ownership right, title, interest, or other claim of ownership in, or the right to receive any royalties or other consideration with respect to, any Company-Owned IP.

(i)    There are no court orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar obligations, in each case that are litigation-related, or adversarial-related, or (in connection with an adversarial proceeding), adversarial proceeding-related, or government-imposed, obligations to which the Company or any Company Subsidiary is a party or is otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use, transfer, license, distribute, exploit, or enforce any Company-Owned IP or Product; or (ii) restrict the current conduct of the Company’s business in order to avoid violating another Person’s Intellectual Property.

(j)    The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or that requires the Company or any Company Subsidiary to license or provide the source code to any of the Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of Company-Owned IP at no or minimal charge.

(k)    Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

(l)    The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the current business of the Company. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s Knowledge, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m)    The Company and each of the Company Subsidiaries have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable written policies of the Company or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any privacy policies or disclosures posted to websites or mobile applications maintained or published by the Company or a Company Subsidiary, (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to the privacy or data security of Personal Information, and (iv) PCI DSS (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Personal Information maintained by the Company. To the Company’s knowledge, there are no Disabling Devices in any of the Business Systems or Product components. Neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption or alteration of any Personal Information; or (y) received written notice of any audits, proceedings enforcement notices, registrations or investigations by any Governmental Authority, or received any written claims or complaints regarding the collection, disclosure, modification, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or has been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(n)    The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

4.15    Taxes.

(a)    (i) all income and other material Tax Returns required by Law to be filed by the Company and the Company Subsidiaries have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Company and the Company Subsidiaries (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Company Subsidiary; (iv) neither the Company nor any of the Company Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Company nor any of the Company Subsidiaries is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to a material amount of Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b)    Neither the Company nor any Company Subsidiary is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes).

(c)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d)    The Company and its Company Subsidiaries have (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any current or former employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e)    Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f)    Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g)    Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h)    Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)    Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    There are no Liens with respect to Taxes on any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k)    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)    Each of the Company and its Company Subsidiaries is, and has been at all times since formation, treated as the type of entity for United States federal tax purposes listed opposite its name on Section 4.15(l) of the Company Disclosure Schedule.

(m)    Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(n)    Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o)    Neither the Company nor any Company Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

4.16    Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated, nor is in violation of, in any material respects, applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) is contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has material all permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits required to be held by the Company or any Company Subsidiary, as applicable, in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, in each of the foregoing clauses (a)-(f). The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.17    Material Contracts.

(a)    Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)    all contracts and agreements with consideration paid or payable to the Company or any Company Subsidiary of more than $50,000;

(ii)    all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $50,000;

(iii)    (A) any contract for the employment or engagement of any director, officer, employee, or consultant of the Company or any Company Subsidiary that is not immediately terminable by the Company at-will without notice, severance, penalty or other material cost and (B) any contract with any current or former director, officer, employee, consultant or other Person, providing for retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other transaction contemplated by this Agreement;

(iv)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $50,000;

(v)    all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi)    all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $50,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii)    all partnership, joint venture or similar agreements;

(viii)    all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(ix)    all contracts and agreements that (i) limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to engage or compete in any line of business or with any person or entity or in any geographic area or during any period of time including noncompetition, and standstill obligations, exclusivity rights, and “most favored nation” provisions, confidentiality agreements and agreements that contain customary confidentiality clauses (other than customary confidentiality agreement entered into in the ordinary course of business on the Company’s standard form of confidentiality agreement made available to Acquiror) or (ii) require the Company or any Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(x)    all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi)    all contracts and agreements relating to the purchase of engineering or design services that involve more than $50,000, other than those contracts and agreements under which no further services are due;

(xii)    all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiii)    all contracts listed in Section 4.14(b) of the Company Disclosure Schedule;

(xiv)    all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business or that are merely incidental to, and not the primary purpose of, the contract);

(xv)    all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xvi)    all agreements for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into in the ordinary course of business);

(xvii)    all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)    all contracts and agreements relating to a Company Interested Party Transaction; and

(xix)    all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b)    (i) each Material Contract is a legal, valid and binding obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has the Company received any notice that any Material Contract has been canceled by the applicable counterparty or such counterparty intends to cancel any Material Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii). The Company has made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

4.18    Customers, Vendors and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth as of the date of this Agreement (i) all customers of the Company as of June 30, 2022 (based upon aggregate consideration paid to the Company for goods or services rendered since the Company’s incorporation) (collectively, the “Material Customers”), and (ii) the top 20 Suppliers of the Company as of the date of June 30, 2022 (based upon the aggregate consideration paid by the Company for goods or services rendered since the Company’s incorporation) (collectively, the “Material Suppliers”). None of the Material Customers or the Material Suppliers has notified the Company in writing, or to the knowledge of the Company, verbally that it will discontinue or materially alter its relationship with the Company or its business.

4.19    Insurance.

(a)    Section 4.19(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, except, to the extent applicable, change of control or anti-assignment provisions in certain policies which may require notice or automatically terminate coverage as set forth in Section 4.19(a) of the Company Disclosure Schedule; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the Company’s knowledge, there are no outstanding claims under such insurance policies which are adversely impacted by the Merger or reasonably likely to exhaust 75% of the applicable limitation of liability. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any insurance policies which varies from the premiums and coverage set forth on Section 4.19(a) of the Company Disclosure Schedule.

4.20    Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.21    Certain Business Practices.

(a)    None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(b)    None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(c)    There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental

Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary.

4.22    Interested Party Transactions; Side Letter Agreements.

(a)    Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22; provided further, that for clarity, no disclosure shall be required under this Section 4.22 with respect to any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such venture capital, private equity, angel or strategic investor is an Affiliate of the Company, has actual knowledge of any Company Interested Party Transaction and such Company Interested Party Transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company and the Company Subsidiaries have not (A) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (B) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other Affiliate of the Company or any Company Subsidiary.

(b)    Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer or management rights (collectively, the “Side Letter Agreements”).

4.23    Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.24    Brokers. Except for Moelis & Company, no broker, finder or investment banker is entitled to any brokerage or finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Acquiror with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Moelis & Company, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

4.25    Financial Regulatory. The Company and the Company Subsidiaries are, and have at all times been, in compliance: (a) with all Anti-Money Laundering Laws; (b) all Money Transmission Laws; (c) with all Laws relating to the provision of credit in any form, including but not limited to the Truth in Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, the Real Estate Settlement

Procedures Act, the Telephone Consumer Protection Act, any applicable state or federal prohibitions regarding unfair, deceptive, or abusive acts or practices, and all applicable U.S. state laws regulating and requiring a license to engage in the business of a consumer mortgage and non-mortgage lender, broker, servicer, or similar activities; and (d) with applicable payment card network operating rules, rules published by the National Automated Clearing House Association with respect to ACH payments; and any other appliable Laws, rules, or regulations.

4.26    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any certificate delivered by the Company pursuant to this Agreement, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror SEC Reports or Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement)), Acquiror hereby represents and warrants to the Company as follows (provided that no representation or warranty by Acquiror shall apply to any statement or information in the Acquiror SEC Reports that relates to the topics referenced in the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” from the Securities and Exchange Commission (the “SEC”) on April 12, 2021 (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto) (the “SEC Statement”) nor shall any correction, amendment or restatement of Acquiror’s financial statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror):

5.01    Corporate Organization.

(a)    Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    Merger Sub is the only Subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Merger Sub does not have any Subsidiaries or own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02    Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation in any material respect of any of the provisions of the Acquiror Organizational Documents or the Merger Sub Organizational Documents.

5.03    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 500,000,000 shares of Acquiror Class A Ordinary Shares, (ii) 50,000,000 shares of Acquiror Founders Stock and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Stock”). As of March 11, 2022, there were (i) 30,945,072 shares of Acquiror Class A Ordinary Shares issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 7,736,268 shares of Acquiror Founders Stock issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Acquiror Class A Ordinary Shares or Acquiror Founders Stock held in the treasury of Acquiror and (iv) 16,441,034 shares of Acquiror Class A Ordinary Shares issuable upon the exercise of Acquiror Warrants. As of the date of this Agreement, there are no shares of Acquiror Preferred Stock issued and outstanding. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement. The Acquiror Founders Stock will convert into Acquiror Class A Common Stock in connection with the Closing pursuant to the terms of the Acquiror Charter.

(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)    All outstanding Acquiror Units, shares of Acquiror Class A Common Stock, shares of Acquiror Founders Stock and Acquiror Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d)    The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(e)    Except for this Agreement, the Acquiror Warrants and the Acquiror Founders Stock, as of the date hereof, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any Subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any Subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement and the Sponsor Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its Subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants and pursuant to the Sponsor Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04    Authority Relative to This Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication and the filing and recordation of appropriate documents as required by the Companies Act, (b) the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Acquiror Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and (c) with respect to the issuance of Acquiror Common Stock and adoption of the Acquiror Certificate of Incorporation and the Amended and Restated Acquiror Certificate of Incorporation, the approval of a majority of the then-outstanding shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on business combinations set forth in the Acquiror Charter, if any, shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made (including in connection with the Domestication and the applicable requirements and required approval of the Cayman Registrar), conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for the consent, approval, authorizations, permits, filings, notifications, or expirations or terminations set forth on Section 4.05(b) of the Company Disclosure Schedule, (ii) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger and other documents as required by the Companies Act or DGCL and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

5.06    Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since May 13, 2022, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports.

(c)    Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d)    Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f)    Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Acquiror, (ii) any fraud that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08    Business Activities; Absence of Certain Changes or Events.

(a)    Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors and (iii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Acquiror is not, and at no time has been, party to any contract with any other person that would require payments by Acquiror in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts (other than this Agreement and the agreements expressly contemplated hereby).

(d)    Except as set forth on Section 5.08(d) of the Acquiror Disclosure Schedule, there is no liability, debt or obligation of Acquiror or its Subsidiaries or any Acquiror Transaction Cost, except (i) as reflected or reserved for on Acquiror’s unaudited condensed balance sheet for the period ended March 31, 2022 (the “Acquiror Balance Sheet Date”) or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or that have arisen since the Acquiror Balance Sheet Date in the ordinary course of business of Acquiror and its Subsidiaries or (ii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions.

(e)    Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon

Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f)    Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)    Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(h)    Since the Acquiror Balance Sheet Date and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (i) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been an Acquiror Material Adverse Effect, and (iv) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(i)    None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(j)    None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(k)    There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by Acquiror or Merger Sub, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

5.09    Absence of Litigation. There is no material Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10    Board Approval; Vote Required.

(a)    The Acquiror Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Acquiror, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting.

(b)    The only vote of the holders of any class or series of capital stock of Acquiror necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock.

(c)    The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d)    The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11    No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12    Brokers. Except as set forth on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with the entities listed on Section 5.12 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13    Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $309,000,000 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) (including deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (or another U.S. chartered commercial bank with consolidated assets of $100 billion or more) (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 4, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Acquiror who shall have exercised their Redemption Rights, (ii) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger. As of the date hereof, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

5.14    Employees and Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Reports, Acquiror, its Subsidiaries, and Merger Sub have no employees, and have not retained any contractors other than consultants and advisors in the ordinary course of business consistent with past practice. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15    Taxes.

(a)     (i) all income and other material Tax Returns required by Law to be filed by the Acquiror and Merger Sub have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Acquiror and Merger Sub (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Acquiror and Merger Sub; (iv) neither the Acquiror nor Merger Sub is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Acquiror nor Merger Sub is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Acquiror or Merger Sub have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b)    Neither Acquiror nor Merger Sub is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Acquiror or Merger Sub) or has a potential liability or obligation to any such person (other than Acquiror or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes).

(c)    Neither the Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d)    Each of Acquiror and Merger Sub has (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e)    Neither the Acquiror nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Acquiror was the common parent).

(f)    Neither the Acquiror nor Merger Sub has any material liability for the Taxes of any person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g)    Neither the Acquiror nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between the Acquiror or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h)    Neither the Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)    Neither Acquiror nor Merger Sub has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    There are no Liens with respect to Taxes upon any assets of Acquiror or Merger Sub except for Permitted Liens.

(k)    Each of the Acquiror and Merger Sub is, and has been at all times since formation, treated as a corporation for U.S. federal tax purposes.

(l)    Neither the Acquiror nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(m)    Neither the Acquiror nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the Acquiror or any of its Subsidiaries does not file Tax Returns stating that the Acquiror or its Subsidiaries is or may be subject to Tax in such jurisdiction.

(n)    Merger Sub does not beneficially own any assets other than cash.

5.16    Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DHCAU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DHCA”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DHCAW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, or Acquiror Warrants or terminate the listing of Acquiror on the Nasdaq. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, or the Acquiror Warrants under the Exchange Act.

5.17    Interested Party Transaction. Except as described in the Acquiror SEC Reports or in connection with any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, or otherwise set forth on Section 5.17 of the Acquiror Disclosure Schedule, there are no transactions, contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Acquiror or Merger Sub, on the other hand (each, a “Acquiror Interested Party Transaction”).

5.18    Investment Company Act. Neither Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19    Acquiror’s and Merger Sub’s Reliance. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(c). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Acquiror, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Acquiror and Merger Sub acknowledge that, except as expressly set forth in this Agreement

(as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

5.20    Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. No withdrawal, termination, amendment or modification of the Sponsor Agreement is contemplated by Acquiror and, to the knowledge of Acquiror, the Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the other parties thereto. To the knowledge of Acquiror, neither the execution nor delivery by such other parties thereto of, nor the performance of any of such parties’ obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Transaction Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.01    Conduct of Business by the Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (B) set forth in Section 6.01 of the Company Disclosure Schedule, or (C) required by applicable Law, unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(i)    the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and

(ii)    the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)    By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, or (iii) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii)    adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii)    issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than (1) the exercise of Company Options outstanding vested as of the date of this Agreement; (2) the vesting of any outstanding Company Restricted Stock or Company Restricted Stock Units in accordance with the terms existing as of the date this Agreement; (3) the issuance or vesting Company Restricted Units in connection with any Interim Company RSU Grant; (4) the issuance of the Company Class A Common Stock upon the Conversion; and (5) to effect any Pre-Closing Equity Financing in accordance with Section 7.23); or (B) any material assets of the Company or any Company Subsidiary, including Intellectual Property (other than Permitted Liens);

(iv)    form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any dividends or other than distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vii)    (1) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof for consideration in excess of $250,000 individually or $1,000,000 in the aggregate; or (2) incur any indebtedness for borrowed money having a principal or stated amount in excess of $250,000 individually or $1,000,000 in the aggregate, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or intentionally grant any security interest in any of its assets (other than Permitted Liens);

(viii)    make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business or (D) any indemnification obligation under the Company’s Organizational Documents or any indemnification agreement in which the Company or any of its Subsidiaries is a party, in each case, as in effect on the date hereof and disclosed on the Company Disclosure Schedule;

(ix)    make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Acquiror;

(x)    acquire any fee interest in real property;

(xi)    enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii)    except as otherwise required by Law or the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director or officer, (B) enter into or grant any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement or Company Option with any current or former director or officer, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or officer, (D) grant any Company Option or any Company Restricted Stock Unit , restricted stock unit, restricted stock or other incentive equity, other than up to 439,050 shares of Company Class A Common Stock in the form of Company Restricted Stock Units for newly hired employees or strategic consultants after the date of this Agreement and prior to Closing (an “Interim Company RSU Grant”) or (E) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(xiii)    make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(xiv)     (1) file any federal, state and local income Tax Return or other material amended Tax Return in a manner inconsistent with past practice, (2) adopt or change any method of Tax accounting, (3) make, change or rescind any Tax election, (4) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (5) knowingly surrender any claim for a refund of Taxes, (6) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement among any of the Company and the Company Subsidiaries), (7) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (8) request any Tax ruling from a competent authority;

(xv)    (A) materially amend, or modify (in a manner adverse to the Company or any of its Subsidiaries) or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract (or any Contract that would be a Material Contract if it was in effect as of the date of this Agreement, including the Marketing Agreement) or amend, waive, modify (in a manner adverse to the Company or any of its Subsidiaries) or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement (1) described in Section 4.17(a)(v) or Section 4.17(a)(viii), in each case, except in the ordinary course of business, (2) described in Section 4.17(a)(iii), Section 4.17(a)(vii), Section 4.17(a)(ix), Section 4.17(a)(xiv) Section 4.17(a)(xv), Section 4.17(a)(xvii) or Section 4.17(a)(xviii), other than the Marketing Agreement in the form attached hereto as Exhibit I;

(xvi)    enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xvii)    knowingly and intentionally permit any item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every item of Company-Owned IP;

(xviii)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate, in each case in excess of insurance proceeds;

(xix)    enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xx)    voluntarily fail to maintain, cancel or materially change coverage under insurance policies in form and amount equivalent in all material respects to the coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties; or

(xxi)    make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Acquiror, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02    Conduct of Business by Acquiror and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including effecting the Domestication) and except as required by applicable Law, Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing, Acquiror shall, and shall cause Merger Sub to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement (including effecting the Domestication) and as required by applicable Law, neither Acquiror nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents in a manner that would adversely affect the Company or the holders of Company Common Stock, other than the Acquiror Certificate of Incorporation, the Amended and Restated Acquiror Certificate of Incorporation and Acquiror Bylaws;

(b)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants, except for redemptions from the Trust Fund and conversions of the Acquiror Founders Class B Common Stock that are required pursuant to the Acquiror Organizational Documents;

(d)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Acquiror or Merger Sub, except (i) in connection with the conversion of Acquiror Founders Class B Common Stock pursuant to the Acquiror Organizational Documents or (ii) in connection with any Backstop Financing or Equity Financing Facility pursuant to Section 7.24;

(e)    acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)    incur any indebtedness for borrowed or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to in an aggregate amount not to exceed $1,500,000 to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(g)    make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)    (1) file any federal, state and local income Tax Return or other material amended Tax Return in a manner inconsistent with past practice, (2) adopt or change any method of Tax accounting, (3) make, change or rescind any Tax election, (4) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (5) knowingly surrender any claim for a refund of Taxes, (6) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement between the Acquiror and Merger Sub), (7) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (8) request any Tax ruling from a competent authority;

(i)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(j)    amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(k)    enter into, renew or amend in any material respect any Acquiror Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Acquiror Interested Party Transaction) except in (i) connection with any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions in an aggregate amount not to exceed $1,500,000 or (ii) in connection with the Backstop Financing or any Equity Financing Facility in accordance with terms of Section 7.24;

(l)    waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate, in each case in excess of insurance proceeds;

(m)    except as contemplated by the Omnibus Incentive Plan or the ESPP, adopt, enter into, sponsor, or contribute to any Employee Benefit Plan, employment contract, or collective bargaining agreement;

(n)    make any capital expenditures;

(o)    make any loans, advances or capital contributions to, or investments in, any Person (including to any of its officers, directors, agents or consultants, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with Acquiror expense advancement and reimbursement policies);

(p)    enter into any new line of business outside the business currently conducted by Acquiror as of the date hereof;

(q)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or

(r)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Prior to the Closing Date, each of the Company and Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.03    Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Acquiror (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any Action against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such Action.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01    No Solicitation.

(a)    From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of material assets of the Company and its Subsidiaries taken as a whole or any of the Company’s outstanding capital stock or other equity securities of the Company (except in connection with a Pre-Closing Equity Financing in accordance with Section 7.23) or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

(b)    The Company shall notify Acquiror promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, any of the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof, any material amendments or proposed amendments.

(c)    If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d)    From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.01, each of Acquiror and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Acquiror or Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror and Merger Sub.

(e)    Acquiror shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any inquiry or proposal with respect to an Acquiror Alternative Transaction, any inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or any request for non-public information relating to Acquiror or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party. In such notice, Acquiror shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02 Registration	Statement; Consent Solicitation Statement; Proxy Statement.

(a)    The Company will use reasonable best efforts to cause each of the Key Company Stockholders to execute and deliver in accordance with Section 10.01 to the Company and Acquiror the Stockholder Support Agreement within twenty-four (24) hours after the execution and delivery of this

Agreement by the parties hereto. If the Stockholder Support Agreement is not executed and delivered in accordance with Section 10.01 within such twenty-four (24) hour period after the execution and delivery of this Agreement by the Parties (a “Support Agreement Failure”), Acquiror shall have the right to terminate this Agreement as set forth in and subject to the terms of Section 9.01.

(b)    As promptly as practicable after the earlier of (x) the achievement of the Equity Financing Milestone and the amount of committed or received Acquiror Cash pursuant to clauses (b) and (c) of the definition of Acquiror Cash being at least $30,000,000 and (y) the mutual agreement in writing of Acquiror and the Company, but in either case of clauses (x) and (y), only after the completion of Acquiror’s and its advisors’ diligence of the Company and its Subsidiaries to the reasonable satisfaction of Acquiror that the disclosure contained in the Registration Statement to be filed does not contain any material misstatement or omission, subject to the terms of this Section 7.02, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall prepare, and Acquiror shall file with the SEC, a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a proxy statement / consent solicitation statement prospectus containing (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by the requisite consent of the Company Stockholders under the DGCL and the certificate of incorporation and bylaws of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the general meeting of Acquiror (including any adjournment or postponement thereof, the “Acquiror General Meeting”) to be held to consider (A) approval and adoption of this Agreement, the Domestication and the Merger, (B) approval of the issuance of Acquiror Class A Common Stock and Acquiror Class B Common Stock as contemplated by this Agreement, (C) approval of the Acquiror Certificate of Incorporation, Amended and Restated Acquiror Certificate of Incorporation and the Acquiror Bylaws, (D) the election of the individuals identified by the Company to Acquiror following the date of this Agreement, but prior to the effectiveness of the Registration Statement, to serve as members of the Acquiror Board in accordance with Section 7.15, (E) approval and adoption of a customary equity compensation plan (the “Omnibus Incentive Plan”) in form and substance reasonably acceptable to Acquiror and the Company with such plan to provide for (1) an initial number of shares of Acquiror Class A Common Stock reserved for issuance thereunder equal to 10% of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights) calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (2) an automatic annual “evergreen” increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to 4% of the number of shares of Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year (the “Omnibus Incentive Plan Proposal”), (F) approval of a customary employee stock purchase plan in form and substance reasonably acceptable to Acquiror and the Company, with such plan to provide for (1) an initial number of shares of Acquiror Class A Common Stock reserved for sale thereunder equal to approximately 2% of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (taking into account the issuance of shares of Acquiror Common Stock under this Agreement), calculated on fully-diluted and outstanding basis (the “ESPP Initial Share Reserve”) and (2) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the lesser of (x) 1% of the number of shares of the Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year, or (y) such lesser number as determined by the plan administrator (the “ESPP”, and such proposal, the “ESPP Proposal”), and (G) any other proposals the parties deem necessary to effectuate the Merger (clauses (A), (B), (C) and (G) collectively, the “Required Acquiror Proposals,” and together with clauses (D), (E) and

(F), the “Acquiror Proposals”). Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders or shareholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within three Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments thereto.

(c)    No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(d)    Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders and (iii) the time of the Acquiror General Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(e)    The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective,

(ii) the time Merger Materials are mailed to its stockholders and (iii) the time of the Acquiror General Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.03    Consent Solicitation; Written Consent; Company Change in Recommendation.

(a)    As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit H (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such Key Company Stockholder (which Key Company Stockholders hold shares of Company Stock sufficient to constitute the Requisite Company Stockholder Approval) in accordance with Section 228 of the DGCL within two Business Days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Stockholder Support Agreements. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders to the Company, the Company shall deliver to Acquiror a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Acquiror of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of the Company available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable Law. If the Key Company Stockholders fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

(b)    The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Acquiror and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Acquiror, fail to issue, within ten Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c)    Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04    Acquiror General Meeting; and Merger Sub Stockholder’s Approval.

(a)    Acquiror shall call and hold the Acquiror General Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals; provided, that Acquiror may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Acquiror General Meeting on one or more occasions for up to 30 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.08. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, subject to the right of Acquiror to make an Acquiror Change in Recommendation pursuant to this Section 7.04(a). The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement. Neither the Acquiror Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Recommendation, or fail to include the Acquiror Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Acquiror Alternative Transaction (any action described in clauses (i) through (ii) being referred to as an “Acquiror Change in Recommendation”). Notwithstanding the foregoing, if the Acquiror Board, after consultation with its outside legal counsel, determines in good faith that failure to effect an Acquiror Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the shareholders of Acquiror under applicable Law, then the Acquiror Board may effect an Acquiror Change in Recommendation so long as Acquiror (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification.

(b)    Notwithstanding (i) any Acquiror Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting in accordance with Section 7.04(a).

(c)    Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Domestication, Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05    Access to Information; Confidentiality.

(a)    From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)    All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated December 31, 2021 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c)    Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.06 Directors’	and Officers’ Indemnification.

(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the charter or bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company

Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)    The Acquiror Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Acquiror Organizational Documents and the Merger Sub Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the Acquiror Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror would have been permitted under applicable Law, the Acquiror Organizational Documents or the Merger Sub Organizational Documents, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)    Acquiror shall maintain commercially reasonable directors’ and officers’ liability insurance (“Go-forward D&O Insurance”) covering directors and officers for acts after the Effective Time (the “Company D&O Insurance”). For the avoidance of doubt, the Go-forward D&O insurance shall be a post-Closing expense of Acquiror.

(d)    Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy (a “Company Tail Policy”) with respect to the Company D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium currently payable by the Company for such insurance policy for the year ended December 31, 2021 (the “Company Maximum Annual Premium”). Acquiror will be responsible for maintaining such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy, Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Company Maximum Annual Premium.

(e)    Prior to the Effective Time, the Acquiror shall purchase a prepaid “tail” policy (a “Acquiror Tail Policy”) with respect to the Acquiror’s directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 350% of the aggregate annual premium currently payable by Acquiror for such insurance policy for the year ended December 31, 2021 (the “Acquiror Maximum Annual Premium”). Acquiror will maintain such “tail”

policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Acquiror is unable to obtain the “tail” policy for an amount less than or equal to the Acquiror Maximum Annual Premium, Acquiror will instead obtain as much comparable insurance as possible for an annual premium equal to the Acquiror Maximum Annual Premium.

(f)    With respect to any claims that may be made under the Company D&O Insurance, the Company Tail Policy or the or the Acquiror Tail Policy, (i) prior to the Effective Time, Acquiror and the Company shall cooperate with the other party as reasonably requested by such other Party, and (ii) after the Effective Time, Acquiror shall cooperate with any person insured by such policies as reasonably requested by such Person.

(g)    On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Acquiror in effect as of the date hereof and listed on Section 7.06(f) of the Acquiror Disclosure Schedule shall continue to be effective following the Closing, and Acquiror shall continue to honor its obligations thereunder.

(h)    For the avoidance of doubt, any costs (other than the Acquiror Tail Policy) incurred by Acquiror pursuant to this Section 7.06 shall not constitute an Acquiror Transaction Cost.

7.07    Notification of Certain Reserved Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which such party has actual knowledge of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail. For clarity, unintentional failure to give notice under this Section 7.07 shall not be deemed to be a breach of covenant under this Section 7.07 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be.

7.08    Further Action; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, provide all required notifications to, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)    Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

7.10    Listing. Acquiror will use its reasonable best efforts to cause the Acquiror Class A Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq at Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants listed for trading on the Nasdaq.

7.11    Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than the filing of the Registration Statement with the SEC. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b)    Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (C) as necessary to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c)    No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.11 shall require the Company, the Acquiror or any of their respective Affiliates, to take any action, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, the Acquiror or their respective Affiliates, or investment of the Company, the Acquiror or their respective Affiliates, or any interests therein.

7.12    Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Charter will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the unpaid Acquiror Transaction Costs and unpaid Company Transaction Costs in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.13    Tax Matters.

(a)    The parties shall file all Tax Returns consistent with, and take no Tax position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g)

and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, in each case, except to the extent contemplated by this Agreement, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Domestication, the Founders Stock Conversion or the Merger qualifying for the Intended Tax Treatment. If Acquiror and the Company jointly determine, after consultation with their respective tax advisers that an alternative transaction structure is necessary to preserve the Intended Tax Treatment, the parties shall consider the following alternative transaction steps (such steps, the “Alternative Transaction Structure”): (i) Acquiror shall form a Delaware limited liability company using a name reasonably acceptable to Acquiror and the Company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (ii) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”); provided, however, that neither Acquiror nor the Company shall be required to effect the Alternative Transaction Structure or any other transaction structure other than the Merger. The parties intend that the First Merger and the Second Merger shall be treated as a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and, taken together, shall qualify for the Intended Tax Treatment, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c)    For the avoidance of doubt, no party (or its respective Affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.13 by altering the consideration payable pursuant to Article III.

(d)    If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion or tax disclosure be provided in such connection, Acquiror and the Company shall use commercially reasonable efforts to deliver to Acquiror’s legal counsel and Winston & Strawn LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Acquiror’s legal counsel shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and with respect to the material U.S. federal income tax consequences of the exercise of the Redemption Rights and, if required, Winston & Strawn LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Tax-Free Reorganization or the Merger.

(e)    Each of the Acquiror and the Company shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by Acquiror or the Company, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such commercially reasonable efforts shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder before and after the Effective Time. Upon written request, Acquiror will endeavor to provide to the shareholders of Acquiror prior to the Merger, such information reasonably necessary to enable the shareholders of Acquiror prior to the Merger to compute any income arising (A) if applicable, as a result of Acquiror’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Domestication, including timely providing, if required, (1) a PFIC Annual Information Statement to the website of the

Acquiror to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (2) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (B) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(f)    All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection this Agreement shall be borne fifty-percent (50%) by Acquiror, and fifty-percent (50%) by the Company, and the parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all Transfer Taxes incurred in connection with this Agreement.

(g)    (i) Each Eligible Company Equityholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Exchange Agent a properly completed and duly executed IRS Form W-9 certifying that such Eligible Company Equityholder, as the case may be, is not subject to backup withholding; (ii) each Eligible Company Equityholder that is not a “United States person” shall deliver to the Exchange Agent a properly completed and duly executed applicable IRS Form W-8.

7.14    Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Stock or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

7.15    Directors and Officers. The parties shall take all necessary action to cause the Acquiror Board as of immediately following the Closing to consist of seven directors, of whom (i) two individuals shall be designated by Sponsor (the “Sponsor Designees”), who shall initially be the individuals set forth on Schedule C, which Sponsor Designees may be changed by Sponsor subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (ii) the remaining individuals shall be designated by the Company Board, who shall initially be the individuals set forth on Schedule D, (the “Company Designees”), which Company Designees may be changed by the Company Board in consultation with Acquiror no later than 14 days prior to the effectiveness of the Registration Statement. Each Company Designee member of the Acquiror Board shall meet the director qualification and eligibility criteria of the Nominating Committee of the Acquiror Board (as in effect on the date of this Agreement), and a number of Company Designees shall qualify as independent directors as determined by the Acquiror Board such that a majority of the directors as of immediately following the Closing shall qualify as independent directors.

7.16    Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

7.17    FIRPTA Tax Certificates. At or prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Acquiror with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

7.18    Side Letter and Company Stockholder Agreements. The Company shall use commercially reasonable efforts to, and shall cause the Company Subsidiaries to use commercially reasonable efforts to, (a) terminate (i) each Side Letter Agreement, other than those Side Letter Agreements that expire on their own terms, and (ii) the Company Stockholder Agreement at or prior to the Closing.

7.19    Domestication. Subject to receipt of the approval of Acquiror’s shareholders, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Acquiror Certificate of Incorporation in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Acquiror Bylaws, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Founders Stock shall convert automatically, on a one-for-one basis, into a share of Acquiror Founders Class B Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit. written consent, any applicable documents, certificates or filings in connection with the Domestication.

7.20    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, any of the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

7.21    Required Company Permits. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, obtain the Company Permits necessary for each of the Company and the Company Subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of this Agreement, including, but not limited to, the Company Permits listed in Section 4.06(b) of the Company Disclosure Schedule (the “Required Company Permits”). Subject to applicable Law regarding the sharing of information, Acquiror shall have the right to review in advance and, to the extent reasonably practicable, the Company and Acquiror shall consult with the other on any application or filing related to a Required Company Permit. The Company may not withdraw any applications or filings for any Company Permit pending as of the date of this Agreement that would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

7.22 Insurance	Consents and Regulatory Approvals.

(a)    To the extent that insurance policies of the Company or any of its Subsidiaries contain change of control or anti-assignment provisions that require notice or automatically terminate coverage, (i) prior to the Effective Time, Acquiror and the Company shall cooperate with the other party as reasonably requested by such other Party in noticing the carriers and securing new coverage, as applicable, and (ii) after the Effective Time, Acquiror shall cooperate with any person insured by such policies as reasonably requested by such Person in noticing the carriers and securing new coverage, as applicable.

(b)    If Acquiror reasonably determines in good faith that it is required to do so in connection with the consummation of the Transactions, Acquiror shall file or caused to be filed on or prior to Closing a “Form A” Acquisition of Control Statement with all required applicants, together with all material exhibits, affidavits and certificates (the “Form A Statement”), with the Insurance Commissioner of the State of Texas or the relevant state of domicile if Texas is not the state of domicile of the GloriFi Reciprocal Insurance Exchange. Each party to this Agreement shall agree to take or enter into any action in connection with the Form A Statement; provided, however, that neither the Acquiror nor any of its Affiliates shall be required to agree to take or enter into any action in connection with the Form A Statement that would or would reasonably be expected to result in a Burdensome Condition. “Burdensome Condition” shall mean any action, omission, agreement or requirement that, individually or in the aggregate, would reasonably be expected to have any change, event, effect or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on a party, taken as a whole.

(c)    The Company, on behalf of its Texas-licensed insurance producer subsidiaries, shall cause to be filed (i) with the Texas Department of Insurance the Texas Biographical Form and Certification of License Qualification Following a Change of Control (FIN531) and (ii) with the relevant state of domicile if Texas is not the state of domicile for the GloriFi Reciprocal Insurance Exchange, the applicable equivalent form in such state.

7.23    Pre-Closing Equity Financing. Without limiting anything to the contrary contained herein, during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall use its reasonable best efforts to consummate the sale or issuance of (a) shares of Company Class A Common Stock or (b) convertible promissory notes or other securities convertible into or exchangeable for Company Class A Common Stock that are automatically converted into shares of Company Class A Common Stock immediately prior to the Effective Time in accordance with their terms, in each case of clause (a) and (b), included in the calculation of Company Outstanding Shares, to potential investors (which may include holders of Company Capital Stock as of the date hereof so long as the terms offered to such holders are the same as the terms offered to third party investors) (the “Pre-Closing Equity Financing Investors”) (clauses (a) and (b) a “Pre-Closing Equity Financing”) resulting in the Company’s receipt prior to the Closing of unencumbered net cash proceeds (excluding any Restricted Cash) following the payment of all the Company’s expenses solely related thereto of at least $60,000,000; provided, that as a condition to any potential Pre-Closing Equity Financing Investor participating any Pre-Closing Equity Financing, such potential Pre-Closing Equity Financing Investor shall be required to execute and deliver to the Company and Acquiror (x) the Stockholder Support Agreement and (y) if such Pre-Closing Equity Financing Investor would own five percent (5%) or more of the outstanding shares of Company Common Stock (on an as-converted to Company Common Stock basis) following the consummation of such Pre-Closing Equity Financing, the Lock-Up Agreement. The Company shall provide drafts of all material agreements and documents to effect any Pre-Closing Equity Financing or otherwise related to any Pre-Closing Equity Financing, including any subscription agreement, purchase agreement and promissory note (including any amendment, modification or supplement thereto, the “Pre-Closing Equity Financing Documents”) to Acquiror at least three (3)

Business Days prior to the execution of any such Pre-Closing Equity Financing Document and consider any comments provided by Acquiror in good faith, which Financing Documents (and any amendments, modifications or supplements thereto) shall not, without the prior written consent of Acquiror (not to be unreasonably conditioned, delayed or withheld), include any obligations upon Acquiror or the Surviving Corporation after the Effective Time, other than with respect to such potential investors becoming a party to the Registration Rights Agreement, Stockholder Support Agreement and Lock-Up Agreement. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to (i) consummate the Pre-Closing Equity Financing and the transactions contemplated by the Pre-Closing Equity Financing Documents on the terms and conditions described therein, (ii) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the Pre-Closing Equity Financing Documents and otherwise comply with its obligations thereunder, (iii) in the event that all conditions in the Pre-Closing Equity Financing Documents (if any) have been satisfied, consummate the transactions contemplated by the Pre-Closing Equity Financing Documents and enforce its rights thereunder; and (iv) confer with Acquiror regarding timing of the consummation of the Pre-Closing Equity Financing. Without limiting the generality of the foregoing, the Company shall give Acquiror, prompt written notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Pre-Closing Equity Financing Document known to the Company; (B) of the receipt of any written notice or other written communication from any party to any Pre-Closing Equity Financing Document with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Pre-Closing Equity Financing Document or any provisions of any Pre-Closing Equity Financing Document; and (C) if the Company does not expect to receive all or any portion of the amount required to be funded pursuant to any Pre-Closing Equity Financing Document on the terms, in the manner or from the investors as contemplated by the Pre-Closing Equity Financing Documents. Acquiror shall, and shall direct its Representatives to, cooperate with the Company and its Representatives in connection with the Pre-Closing Equity Financing.

7.24    Backstop Financing. Without limiting anything to the contrary contained herein, during the period from the date of this Agreement until the earlier of the termination of this Agreement or immediately after the Effective Time, Acquiror may, in its sole discretion, but is not required to, (x) enter into and consummate subscription agreements, purchase agreements, forward purchase agreements non-redemption agreements, promissory notes or other material agreements (including any amendment, modification or supplement thereto, the “Backstop Financing Documents”) with certain investors or financing parties, including existing shareholders of Acquiror (“Backstop Investors”) pursuant to which the Backstop Investors agree to (i) purchase shares of Acquiror Class A Ordinary Shares, Acquiror Class A Common Stock or Acquiror Units at a cash purchase price at $10.00 per share or per unit at, prior to or immediately after the Effective Time in a private placement or placements, (ii) purchase convertible notes issued by the Acquiror that are mandatorily convertible into Acquiror Class A Common Stock or Acquiror Units at $10.00 per share immediately prior to the closing of the Merger or (iii) not exercise Redemption Rights in accordance with the Acquiror Organizational Documents), and resulting in the Acquiror’s receipt or retention of unencumbered net cash proceeds (following the payment of all Acquiror expenses solely related thereto) of up to $30,000,000 (after the payment of the aggregate amount required to satisfy the exercise of Redemption Rights in accordance the Acquiror Organizational Documents, if any) (the “Backstop Financing”) and (y) enter into an equity facility, equity distribution program, “at-the-market” (ATM) facility or similar financing facility with an investment bank or other financial institution to enable Acquiror to raise up to $100,000,000 from time to time following the Effective Time, by electing to sell shares of Acquiror Class A Common Stock (an “Equity Financing Facility”). Acquiror shall provide drafts of Backstop Financing Documents to the Company at least three (3) Business Days prior to the execution of any such Backstop Financing Documents and consider any comments provided by the Company in good faith, which Backstop Financing Documents (and any amendments, modifications or supplements thereto) shall not, without the prior written consent of Acquiror (not to be unreasonably conditioned, delayed or withheld), include any obligations upon Acquiror or the Company after the Effective Time, other than with respect to such potential investors becoming a party to the Registration Rights Agreement. The Company shall, and shall cause its Representatives to, cooperate with Acquiror and its Representatives in connection with the Backstop Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror). Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Backstop Financing Document; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Backstop Financing Document known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Backstop Financing Document or any provisions thereto; and (D) if Acquiror does not expect to receive all or any portion of the amount required to be funded pursuant to the Subscription Agreements on the terms, in the manner or from the Backstop Investors as contemplated by the Backstop Financing Documents. The Acquiror will promptly deliver to the Company true, correct and complete copies of each Backstop Financing Documents entered into by the Acquiror and the Backstop Investors.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.01    Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)    Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Acquiror.

(b)    Acquiror Shareholders’ Approval. The Required Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the Companies Act, the Acquiror Articles of Association and the rules and regulations of the Nasdaq.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Transactions, including the Merger.

(d)    HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)    Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(g)    Domestication. The Domestication shall have been completed as provided in Section 7.19.

8.02    Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01(a), Section 4.03 (other than clauses (a), (b), and (c) thereof, which are subject to clause (iii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.03(a), Section 4.03(b) and Section 4.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their Affiliates and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)    Pre-Closing Equity Financing. The Equity Financing Milestone shall have been achieved.

(e)    Insurance Regulatory Approvals.

(i)    The (i) Texas Biographical Form and Certification of License Qualification Following a Change of Control (FIN531) shall have been approved by the Texas Department of Insurance or (ii) the equivalent form shall have been approved by the relevant state of domicile if Texas is not the state of domicile for the GloriFi Reciprocal Insurance Exchange.

(ii)    If Acquiror shall have filed the Form A Statement, the Form A Statement shall have been approved by the Insurance Commissioner of the State of Texas or the relevant state of domicile if Texas is not the state of domicile of the GloriFi Reciprocal Insurance Exchange.

(f)    Bank Acquisition and Bank Marketing Agreement. Either (i) the direct or indirect acquisition of Ganado Bancshares, Inc., a Texas corporation, by Animo Bancorp, Inc., a Texas corporation, shall have been consummated pursuant to the terms of the Agreement and Plan of Merger, dated October 21, 2021, by and between Animo Bancorp, Inc. and Ganado Bancshares, Inc, to be joined by GB Acquisition Corp. a to-be-formed Texas corporation, and the Company shall have entered into the Marketing Program Framework Agreement, with Animo Bancorp, Inc. or one its Subsidiaries, substantially in the form set forth on Exhibit I (the “Marketing Agreement”) or (ii) the Company (or one or more of its Subsidiaries) shall have entered into an agreement with one or more state- or federally-chartered financial institution in a form reasonably acceptable to Acquiror whereby the Company or one or more of its Subsidiaries can make available customary depository services, including checking account, savings accounts, certificates of deposits, debit card, and ACH services, and each of the Company and the Company Subsidiaries shall have obtained all licenses, permits, registrations, consents, certificates, approvals, and orders of any Governmental Authority required to make available such customary depository services via the agreement(s).

8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in (i) Section 5.01(a), Section 5.03, (other than clauses (a), (b), and (e) thereof, which are subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(a), Section 5.03(b) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)    Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)    Listing. The shares of Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(e)    Trust Fund. Acquiror shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Acquiror immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Acquiror in respect of all or a portion of the payment obligations set forth in Section 7.12 and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the Transactions.

(f)    Acquiror Cash. The amount of Acquiror Cash as of the Closing shall be equal to or exceed the Acquiror Minimum Cash.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Acquiror, as follows, in each case of clauses (b) through (i), by written notice by the terminating party to the non-terminating party:

(a)    by mutual written consent of Acquiror and the Company;

(b)    by either Acquiror or the Company if the Effective Time shall not have occurred prior to March 4, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)    by either Acquiror or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d)    by either Acquiror or the Company if any of the Required Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror General Meeting (subject to any adjournment or postponement of such meeting);

(e)    by Acquiror, in the event of a Support Agreement Failure or a Written Consent Failure;

(f)    by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Acquiror to the Company;

(g)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Acquiror Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Acquiror;

(h)    by the Company, if the Acquiror Board shall have made an Acquiror Change in Recommendation; or

(i)    by Acquiror if the Equity Financing Milestone shall not have been achieved by September 30, 2022.

9.02    Effect of Termination. Subject to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for Fraud or Willful Breach of this Agreement committed by such party prior to such termination.

9.03    Payment of Acquiror Expenses. If this is Agreement is terminated for any reason pursuant to Section 9.01 (other than clauses (g) and (h) thereof), the Company shall pay to Acquiror $500,000 (the “Expense Reimbursement Amount”) by wire transfer of immediately available funds to an account designated by Acquiror in writing no later than two Business Days after the date on which this Agreement is terminated. If the Company fails to pay the Expense Reimbursement Amount when due under this Section 9.03 promptly, and in order to obtain such payment, Acquiror commences an Action that results in judgment against the Company for any amount owed thereby under this Section 9.03, the Company shall reimburse Acquiror for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received plus five percent (5%). Each of the parties hereto acknowledges that (a) the agreements contained in this Section 9.03 are an integral part of the Transactions, (b) without these agreements, the parties hereto would not have entered into this Agreement and (c) Expense Reimbursement Amount does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Acquiror for the efforts and resources expanded and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

9.04    Expenses. Except as otherwise set forth in this Agreement, including Section 9.03, or in any other Contract entered into between the parties, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, any Ancillary Agreement and the Transactions, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided, that if and only if the Closing and the Effective Time shall occur, Acquiror shall pay or cause to be paid, the unpaid Acquiror Transaction Costs and the unpaid Company Transaction Costs.

9.05    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.06    Waiver. At any time prior to the Effective Time, (a) Acquiror may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

10.01    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Acquiror or Merger Sub:

DHC Acquisition Corp

535 Silicon Drive, Suite 100

Southlake, TX 76092

Attention: Christopher Gaertner

Email: chris@integrity.partners

if to the Company:

With Purpose, Inc.

11700 Preston Road, Suite 660-394

Dallas, TX 75230

Attention: Toby Neugebauer

Email: toby@glorifi.com

with copies to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attention: Michael J. Blankenship; Chris Ferazzi

Email: mblankenship@winston.com; cferazzi@winston.com

10.02    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and any corresponding definitions set forth in Article I.

10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, that, the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court; provided, further, that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

10.08    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10    Specific Performance.

(a)    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)    Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (1) the amount of time during which such Action is pending plus 20 Business Days; or (2) such other time period established by the court presiding over such Action.

10.11    No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DHC ACQUISITION CORP

By:
Name:
Title:

GLORY MERGER SUBSIDIARY CORP.

By:
Name:
Title:

WITH PURPOSE, INC.

By:
Name:
Title:

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

ACQUIROR CERTIFICATE OF INCORPORATION UPON DOMESTICATION

[Attached]

CERTIFICATE OF INCORPORATION

OF

GLORIFI, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is GloriFi, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

The total number of shares of all classes of capital stock which this corporation shall have authority to issue is 555,000,000 shares, consisting of 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Capitalized terms otherwise used but not defined in this certificate of incorporation shall have the meaning set forth below:

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving this corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of this corporation are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“IPO” means this corporation’s initial public offering of securities.

“Public Share” means a share Class A Common Stock (following the conversion from Class A ordinary shares, par value $0.0001 per share) issued as part of the units issued in the IPO.

“Sponsor” means DHC Sponsor, LLC, a Delaware limited liability company, and its successors or assigns.

“Trust Account” means the trust account established by this corporation upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, were deposited.

Class B Common Stock Conversion

1.    The rights attaching to the Class A Common Stock and Class B Common Stock shall rank pari passu in all respects, and the Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters (subject to paragraph D of Article V below) with the exception that the holder of a Class B Common Stock shall have the conversion rights referred to herein.

2.    Shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically on the day of the consummation of a Business Combination.

3.    Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or any other Equity-linked Securities, are issued, or deemed issued, by this corporation in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the consummation of a Business Combination at a ratio for which the shares of Class B Common Stock shall convert into Class A Common Stock will be adjusted (unless the holders of a majority of the shares of Class B common Stock in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all shares of Class A Common Stock and Class B Common Stock outstanding upon completion of the IPO plus all shares of Class A Common Stock and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, its affiliates, a director or an officer upon conversion of working capital loans made to this corporation.

4.    Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of the holders of a majority of the shares Class B Common Stock then outstanding.

5.    The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Class A Common Stock time outstanding into a greater or lesser number of shares occurring after the original filing of this certificate of incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class B Common Stock then outstanding.

2.

6.    Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Article. The pro rata share for each holder of shares of Class B Common Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the shares Class B Common Stock then outstanding shall be converted pursuant to this Article and the denominator of which shall be the total number of shares of Class B Common Stock then outstanding at the time of conversion.

7.    Notwithstanding anything to the contrary in this Article, in no event may any share of Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

Winding Up

In the event that this corporation does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the stockholders of this corporation may approve in accordance with this certificate of incorporation, the corporation shall:

1.    cease all operations except for the purposes of winding up;

2.    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to this corporation (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the holders of such Public Shares rights as stockholders (including the right to receive further liquidation distributions, if any); and

3.    as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the directors, liquidate and dissolve,

subject in each case to its obligation under law to provide for claims of creditors and other requirements of applicable law.

V.

A.    The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws.

B.    Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.

C.    No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D.    Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors; provided, however, that prior to the consummation of a Business Combination, any director may be appointed or removed only by the affirmative vote of the holders of a majority of voting power of all then outstanding shares of Class B Common Stock. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of Class A Common Stock shall have no right to vote on the appointment or removal of any director.

E.    The Board of Directors is expressly empowered to adopt, amend, or repeal the bylaws of this corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F.    Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

G.    Prior to the consummation of a Business Combination, this Article V may only be amended by the affirmative vote of the holders of at least two-thirds of all then outstanding shares of capital stock of this corporation (which shall include the holders of a majority of the then outstanding shares of Class B Common Stock).

VI.

A.    The personal liability of the directors to this corporation or its stockholders for monetary damages for any breach of a fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B.    This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer, or agent of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of this corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

4.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

The name and the mailing address of the Sole Incorporator is as follows:

[                    ]

[Signature Page Follows]

5.

This Certificate of Incorporation has been duly executed on                     ,                     , by the undersigned.

[ ]
Sole Incorporator

EXHIBIT B

ACQUIROR BYLAWS UPON DOMESTICATION

[Attached]

BYLAWS

OF

GLORIFI, INC.

Adopted on [●], 2022

i

ARTICLE III OFFICERS		15

3.1	Titles	15

3.2	Election	15

3.3	Qualification	15

3.4	Tenure	15

3.5	Resignation and Removal	15

3.6	Vacancies	15

3.7	President; Chief Executive Officer	15

3.8	Vice Presidents	16

3.9	Secretary and Assistant Secretaries	16

3.10	Treasurer and Assistant Treasurers	16

3.11	Salaries	16

3.12	Delegation of Authority	16

ARTICLE IV CAPITAL STOCK		17

4.1	Stock Certificates; Uncertificated Shares	17

4.2	Transfers	17

4.3	Lost, Stolen or Destroyed Certificates	17

4.4	Record Date	18

4.5	Regulations	18

ARTICLE V GENERAL PROVISIONS		18

5.1	Fiscal Year	18

5.2	Corporate Seal	18

5.3	Waiver of Notice	18

5.4	Voting of Securities	18

5.5	Evidence of Authority	19

5.6	Certificate of Incorporation	19

5.7	Severability	19

5.8	Pronouns	19

5.9	Electronic Transmission	19

ARTICLE VI AMENDMENTS		19

ARTICLE VII INDEMNIFICATION AND ADVANCEMENT		19

7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	19

7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	20

7.3	Authorization of Indemnification	20

7.4	Good Faith Defined	20

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7.5	Right of Claimant to Bring Suit	21

7.6	Expenses Payable in Advance	21

7.7	Nonexclusivity of Indemnification and Advancement of Expenses	21

7.8	Insurance	21

7.9	Certain Definitions	22

7.10	Survival of Indemnification and Advancement of Expenses	22

7.11	Limitation on Indemnification	22

7.12	Contract Rights	22

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ARTICLE I

STOCKHOLDERS

1.1    Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Glorifi, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2    Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons; provided that, prior to the Final Conversion Date (as defined in the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”)), special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent (as defined in the Certificate of Incorporation). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders; provided, however, that with respect to any special meeting of stockholders of the Corporation previously scheduled at the request of the Requisite Stockholder Consent, the Corporation shall not postpose, reschedule or cancel any such special meeting without the prior written consent of the stockholders who comprised the Requisite Stockholder Consent.

1.4    Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5    Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.

1.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7    Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8    Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation (the “Secretary”). No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

5

1.9    Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

1.10    Nomination of Directors.

(A)    Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.

(B)    To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed

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nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

(C)    The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).

(D)    Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E)    Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(F)    For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(G)    Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.

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1.11    Notice of Business to be Brought Before a Meeting.

(A)    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.

(B)    Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(C)    To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:

(i)    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or

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indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such

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stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(D)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(E)    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(F)    This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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1.12    Conduct of Meetings.

(A)    Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(B)    The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(C)    The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(D)    In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

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ARTICLE II

DIRECTORS

2.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2    Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

2.3    Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.

2.4    Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

2.5    Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.

2.7    Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.

2.8    Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.

2.9    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

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2.10    Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11    Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

2.12    Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14    Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.

2.15    Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

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ARTICLE III

OFFICERS

3.1    Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2    Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5    Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

3.6    Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7    President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

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3.8    Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9    Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.10    Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11    Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

3.12    Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

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ARTICLE IV

CAPITAL STOCK

4.1    Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.2    Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.3    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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4.4    Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

4.5    Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

ARTICLE V

GENERAL PROVISIONS

5.1    Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4    Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

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5.5    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.

5.7    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9    Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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7.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

7.3    Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4    Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.

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7.5    Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6    Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.

7.7    Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

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7.9    Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10    Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11    Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12    Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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EXHIBIT C

FORM OF STOCKHOLDER SUPPORT AGREEMENT

[Intentionally Omitted]

EXHIBIT D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Intentionally Omitted]

EXHIBIT E

FORM OF LOCK-UP AGREEMENT

[Intentionally Omitted]

EXHIBIT F

FORM OF SPONSOR AGREEMENT

[Intentionally Omitted]

EXHIBIT G

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ACQUIROR

[Attached]

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GLORIFI, INC.

GloriFi, Inc.., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

The present name of the Corporation is “GloriFi, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [●], [●] (the “Original Certificate”) under the same name.

2.

This Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.	Pursuant to Sections 242 and 245 of the DGCL, the text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “GloriFi, Inc.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any applicable successor act thereto, as the same may be amended from time to time.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [●] shares, consisting of [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), [●] shares of Class B Common Stock, par value $0.0001 per share (“Class B

Common Stock”), and [●] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

A.	CONVERSION.

1.     Conversion. Upon this Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of Class B Common Stock, par value $0.0001 per share, of the Corporation, issued and outstanding as of immediately prior to the Effective Time shall be automatically converted into one share of Class A Common Stock.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

B.	CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1.    Equal Status; General. Except as otherwise provided in this Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.    Voting. Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to five (5) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.

3.    Dividend and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4.    Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5.    Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

6.     Certain Transactions.

6.1    Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to five (5) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

6.2    Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to five (5) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.

7.    Conversion.

7.1    Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.

7.2    Automatic Conversion of Class B Common Stock. To the extent set forth below, each applicable share of Class B Common Stock shall convert into Class A Common Stock as described below upon the earliest to occur of the following events (a “Mandatory Class B Conversion Event”):

(a)    Transfers. Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).

(b)    Affirmative Vote. Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock, voting as a separate class.

(c)    Time-Based. Each share of Class B Common Stock that remains outstanding as of the seven-year anniversary date of the Effective Date shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

7.3    Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.

7.4    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

8.    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9.    Protective Provisions. Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Merger and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.

10.    Issuance of Additional Shares. From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.

11.    Definitions. For purposes of this Certificate of Incorporation:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the

Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its Parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its Parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.

“Effective Date” means the date on which this Certificate of Incorporation is first effective.

“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.

“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.

“Founder” means Toby Neugebauer.

“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.

“Merger” means the merger of Glory Merger Subsidiary Corp., with and into With Purpose, Inc. pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated as of [●], 2022, by and among the Corporation, Glory Merger Subsidiary Corp., a Delaware corporation, and With Purpose, Inc., a Delaware corporation.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means:

(a)    a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);

(b)    any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;

(c)    any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;

(d)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(e)    the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;

(f)    a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or

(g)    a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.

“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(a)    by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;

(b)    by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or

(c)    any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”

For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.

“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.

“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.

“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

“Qualified Stockholder” means (i) the Founder, (ii) any Person that receives Class B Common Stock in the Merger, and (iii) any Person that is a Permitted Transferee.

“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting

Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:

(a)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;

(c)    the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(d)    any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;

(e)    (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);

(f)    any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;

(g)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h)    in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;

(i)    due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and

(j)    entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.

“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

C.	PREFERRED STOCK

Subject to Article IV, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

Subject to Article IV, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than five (5) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B (as qualified by Article IV, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.

ARTICLE VI

AMENDMENT OF THE BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.

ARTICLE VII

CORPORATE OPPORTUNITIES

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE VIII

BOARD OF DIRECTORS

This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(A)    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B)    Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed seven (7). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

(C)    Tenure. The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law.

(D)    Vacancies; Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, solely by the stockholders of the Corporation with the Requisite Stockholder Consent unless any such vacancy or newly created directorships remains unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

(E)    Removal. Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certification of Incorporation, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the Requisite Stockholder Consent.

(F)    Committees. Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(G)    Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

(H)    Preferred Stock Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE IX

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as the tenth (10th) preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

ARTICLE X

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

INDEMNIFICATION

The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Subject to the terms of any series of Preferred Stock and as expressly provided for in Article IV, Section 9 of this Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

ARTICLE XIII

SPECIAL MEETING OF STOCKHOLDERS

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that, prior to the Final Conversion Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE XIV

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIV, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

ARTICTLE XV

MISCELLANEOUS

1.    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

2.    Notice of Provisions. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

3.    Opt-Out of Section 203 of the DGCL. The Corporation shall not be governed by Section 203 of the DGCL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this [●] day of [●], 2022.

GLORIFI, INC.

By:
Name: [●]
Title: [●]

EXHIBIT H

FORM OF WRITTEN CONSENT

[Intentionally Omitted]

EXHIBIT I

FORM OF MARKETING AGREEMENT

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SCHEDULE A

Company Knowledge Parties

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SCHEDULE B

Key Company Stockholders

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SCHEDULE C

Sponsor Designees

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SCHEDULE D

Company Designees

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